UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ______)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMERICA’S CAR-MART, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(l) and 0-11.

Notice of Annual Meeting of Stockholders
To be held September 23, 2026

AMERICA’S CAR-MART, INC.
1805 North 2nd Street, Suite 401
Rogers, Arkansas 72756

Notice of Annual Meeting of Stockholders
To be held September 23, 2026
To the holders of common stock of America’s Car-Mart, Inc.:
Notice is hereby given that the annual meeting of stockholders of America’s Car-Mart, Inc., a Texas corporation, will be held at the Company’s principal executive office, 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756, on Wednesday, September 23, 2026 at 8:00 a.m., local time, for the following purposes:
(1)    To elect ten directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified;
(2)    To consider and approve an advisory resolution regarding the Company’s compensation of its named executive officers;
(3)    To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2027;
(4)    To approve an amendment to the America's Car-Mart, Inc. 2024 Equity Incentive Plan, increasing the number of shares authorized for issuance under the plan by 1,000,000; and
(5)    To conduct such other business as may properly come before the meeting or any adjournments or postponements thereof.
These items of business are more fully described in the proxy statement accompanying this notice.
Only stockholders of record as of the close of business on July 31, 2026 will be entitled to notice of and to vote at the annual meeting of stockholders or any adjournment or postponement thereof.

Very truly yours,

/s/ Douglas W. Campbell
Douglas W. Campbell President and Chief Executive Officer
August 14, 2026

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to vote as promptly as possible by the Internet or telephone. If you request a printed copy of the proxy materials, you may complete and mail the proxy you will receive in response to your request or you may vote by the Internet or telephone. If you attend the meeting and wish to change your vote, you may do so by voting in person at the meeting.

AMERICA’S CAR-MART, INC.
1805 North 2nd Street, Suite 401
Rogers, Arkansas 72756

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
September 23, 2026

PROXY STATEMENT

Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our” and “the Company” refer to America’s Car-Mart, Inc. and its subsidiaries.

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement, which is first being released to stockholders on or about August 14, 2026, is furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at the annual meeting of stockholders to be held at the Company’s principal executive office, 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756, on Wednesday, September 23, 2026 at 8:00 a.m., local time, and at any or all adjournments or postponements thereof. To receive directions to the annual meeting, please call (479) 464-9944. The address of our principal executive office is 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756, and our telephone number is (479) 464-9944.
     Stockholders of record as of the record date, July 31, 2026, can vote on the Internet, by phone, by mail or by attending the annual meeting and voting by ballot as described below. On or about August 14, 2026, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders advising them that they can access this proxy statement, the 2026 Annual Report and voting instructions over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet. Please keep the notice for your reference through the meeting date.
Alternatively, you may request that a printed copy of the proxy materials be mailed to you for this meeting. If you want to receive a paper copy of the proxy materials, you may request one by calling toll-free at 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com with the control number in the subject line. In the body of the message include your full name, address, and request. There is no charge to you for requesting a copy. Please make your request for a copy on or before September 9, 2026, to facilitate timely delivery. If you request a paper copy of the proxy materials, you may vote by mail by completing and returning the proxy card you will receive in response to your request or you may vote by the Internet or telephone.
We encourage you to vote your shares through our Internet voting option. You can vote on the Internet by following the instructions in the notice that was mailed to you. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. The Internet voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Internet and phone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time on September 22, 2026 for shares held directly and at 11:59 p.m. Eastern time on September 18, 2026 for shares held in a plan. To vote by phone call 1-800-690-6903 and use the touch-tone to transmit your voting instructions. Have your proxy card in hand when you call. If you vote on the Internet or by phone, you do not need to return your proxy card.
Please note: If you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to the Notice of Internet Availability of Proxy Materials that was mailed to you by your bank, broker or other holder of record to see which voting options are available to you and for instructions on how to vote your shares and how to request a printed copy of the proxy materials.
If you request a paper copy of the proxy materials and choose to vote by mail, please complete, sign, date and promptly return the accompanying proxy card in the enclosed addressed envelope that will be provided to you in response to your request, even if you plan to attend the annual meeting. Postage need not be affixed to the envelope if mailed within the United States. The immediate return of your proxy card will be of great assistance in preparing for the annual meeting and is, therefore, urgently requested. If you attend the annual meeting and vote in person, your proxy card will not be used.
If you plan to attend the 2026 Annual Meeting, we would appreciate it if you would notify our Investor Relations Manager by telephone at (479) 464-9944 or by e-mail at investor_relations@car-mart.com. This will assist us with meeting preparations. You also can obtain directions to the meeting by calling this number. Please bring the Notice of Internet Availability of Proxy Materials with you for admission to the meeting.
Any person giving a proxy pursuant to this proxy statement may revoke it at any time before it is exercised at the annual meeting of stockholders by notifying, in writing, our Secretary at the address above prior to the annual meeting date. In addition, if the person executing the proxy is present at the annual meeting, he or she may, but need not, revoke the proxy by notice of such revocation to our Secretary at the annual meeting, and vote his or her shares in person. Proxies in the form provided, if duly signed or authenticated electronically and received in time for voting, and not so revoked, will be voted at the annual meeting in accordance with the instructions specified thereon. Where no choice is specified, proxies will be voted “FOR” the election of the nominees for director named in the proxy statement; “FOR” the resolution approving the Company’s compensation of its named executive officers; “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm; “FOR” the approval of the amendment to the America's Car-Mart, Inc. 2024 Equity Incentive Plan; and, on any other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies.
Only stockholders of record at the close of business on the record date, July 31, 2026, will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. Each share of our common stock issued and outstanding on such record date is entitled to one vote. As of July 31, 2026, we had 8,663,493 shares of common stock outstanding.
The presence at the annual meeting of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote as of the record date is necessary to constitute a quorum. Stockholders will be counted as present at the annual meeting if they are present in person at the annual meeting or if they have properly submitted a proxy card. In accordance with the bylaws of the Company, each director shall be elected by a majority of the votes cast with respect to that director at the annual meeting. However, if the number of nominees is greater than the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the annual meeting. The proposals regarding the advisory vote to approve the Company’s executive compensation, the ratification of Grant Thornton LLP as our independent registered public accounting firm, and the approval of the amendment to the America's Car-Mart, Inc. 2024 Equity Incentive Plan require the affirmative vote of the holders of a majority of the shares entitled to vote on, and that vote for or against or expressly abstain with respect to, the proposals.
Any abstaining votes and broker “non-votes” will be counted as present and entitled to vote, and therefore will be included for purposes of determining whether a quorum is present at the annual meeting. For the election of directors, abstentions and broker “non-votes” will not be deemed to be “votes cast.” For each other proposal, abstentions will be treated as “votes cast,” but broker “non-votes” will not be deemed to be “votes cast.” As a result, broker “non-votes” will not be included in the tabulation of the voting results on the election of directors and the other proposals presented in this proxy statement, and therefore will not have any effect on such votes. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Abstentions will not be included in the tabulation of the voting results on the election of directors, and therefore will not have any effect on such vote, but will have the same effect as a vote against the proposals regarding the advisory vote on executive compensation, the ratification of Grant Thornton LLP as our independent registered public accounting firm, and the approval of the amendment to the America's Car-Mart, Inc. 2024 Equity Incentive Plan.
    The Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to in this proxy statement as the Dodd-Frank Act, directed national securities exchanges to prohibit broker discretionary voting of uninstructed shares held in “street name” (through a broker or nominee) for the election of directors, executive compensation and certain other matters. Under current stock exchange rules, broker discretionary voting is not permitted for the election of directors and executive compensation matters, including proposals to approve the implementation of any equity compensation plan. Therefore, if you hold shares through a broker or other nominee and you do not give your broker or nominee specific instructions regarding the election of directors, the advisory vote on our executive compensation, and the approval of the amendment to the America's Car-Mart, Inc. 2024 Equity Incentive Plan, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.
We will bear the entire cost of the proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders. Individual stockholders of record will receive copies of the proxy solicitation materials even if they share the same mailing address. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, e-mail, facsimile or personal solicitation by our directors, officers or regular employees. No additional compensation will be paid for such services. We have not engaged, and do not plan to engage, the services of a professional proxy solicitation firm to aid in the solicitation of proxies for this annual meeting from certain brokers, bank nominees and other institutional owners. Our costs for such services, if any, will not be material.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of August 10, 2026, with respect to ownership of our outstanding common stock by (i) all persons known to us to beneficially own more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
Silver Point Capital, L.P.	937,487	(2)	9.8%
Magnolia Capital Fund, LP	682,714	(3)	7.9%
Jonathan Z. Buba	676,932	(4)	7.8%
Massachusetts Institute of Technology	604,565	(5)	7.0%
Jeffrey A. Williams	300,613	(6)	3.4%
Daniel J. Englander	273,890	(7)	3.1%
Joshua G. Welch	202,629	(8)	2.3%
Douglas W. Campbell	113,806	(9)	1.3%
Ann G. Bordelon	33,138	(10)	*
Dawn C. Morris	20,697	(11)	*
Jamie Z. Fischer	7,940	(12)	*
Jonathan M. Collins	4,218	(13)	*
Brandi N. Joplin	2,919		*
Adam Paul	—		—
Michael J. Wartell	—		—
Gilbert E. Nathan	—		—
All directors and executive officers as a group (14 persons) (14)	1,688,075	(15)	18.4%

* Less than 1% of outstanding shares.
(1)“Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of August 10, 2026. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, certain shares of our common stock that a beneficial owner has the right to acquire within 60 days upon the vesting of restricted shares or pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 8,663,493 shares of the Company’s common stock outstanding on August 10, 2026, adjusted as required by rules promulgated by the SEC.
(2)Based on a Schedule 13G filed with the SEC on November 6, 2025 by Silver Point Capital, L.P., Edward A. Mule, and Robert J. O'Shea, each with an address of Two Greenwich Plaza, Suite 1, Greenwich, CT 06830. Each reporting person reported beneficial ownership of 937,487 shares for which each reporting person reported shared voting power and shared dispositive power over all 937,487 shares. The 937,487 shares reported consist of shares of common stock issuable upon the exercise of warrants held by the reporting persons that are exercisable within 60 days of August 10, 2026. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the shares underlying the warrants are deemed outstanding for the purpose of computing the percentage ownership of the reporting persons, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As a result, the percentage shown for the reporting persons is based on 9,600,980 shares of common stock. We make no representation as to the accuracy or completeness of the information reported.
(3)Based on a Form 4 filed with the SEC on July 22, 2026 by Adam K. Peterson, Magnolia Capital Fund, LP and The Magnolia Group, LLC, each with an address of 1601 Dodge Street, Suite 3300, Omaha, Nebraska. In the most recent Schedule 13G/A filed with the SEC on November 7, 2025 by Magnolia Capital Fund, LP, The Magnolia Group, LLC and Adam K. Peterson, which reported beneficial ownership by each reporting person of 1,260,690 shares, each reporting person reported having sole voting and dispositive power over all of the reported shares. The reporting persons reported no shared voting or dispositive power with respect to the reported shares. We make no representation as to the accuracy or completeness of the information reported in the Form 4 or the Schedule 13G/A.
(4)Includes 32,246 shares which Mr. Buba has the right to acquire within 60 days of August 10, 2026 upon exercise of outstanding stock options and 644,686 shares held in funds and accounts managed by Nantahala Capital Management, LLC, of which Mr. Buba is a non-managing member, including shares held by limited partnerships, for which he is a limited partner and a non-managing member of the general partners. Mr. Buba disclaims beneficial ownership of the shares held in these accounts and by the limited partnerships, except to the extent of his pecuniary interest therein. All shares held in funds and accounts managed by Nantahala Capital Management, LLC are pledged as security.

(5)Based on a Schedule 13G filed with the SEC on August 6, 2026, by MIT Investments 2010, LP, with an address of One Broadway, 9th Floor, Suite 200, Cambridge, Massachusetts 02142; Massachusetts Institute of Technology Basic Retirement Plan Trust and Massachusetts Institute of Technology Welfare Benefit Plan Trust, each with an address of 77 Massachusetts Avenue, Cambridge, Massachusetts 02139; and Massachusetts Institute of Technology, with an address of One Broadway, 9th Floor, Suite 200, Cambridge, Massachusetts 02142, the reporting persons reported aggregate beneficial ownership of 604,565 shares of our outstanding common stock. The Schedule 13G reports that Massachusetts Institute of Technology is the sole-member manager of MIT Investments 2010, LP, and that Massachusetts Institute of Technology Basic Retirement Plan Trust and Massachusetts Institute of Technology Welfare Benefit Plan Trust are each employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. The Schedule 13G reports that MIT Investments 2010, LP holds sole voting and dispositive power over 413,254 shares; Massachusetts Institute of Technology Basic Retirement Plan Trust holds sole voting and dispositive power over 163,848 shares; Massachusetts Institute of Technology Welfare Benefit Plan Trust holds sole voting and dispositive power over 27,463 shares; and Massachusetts Institute of Technology holds sole voting and dispositive power over zero shares. Each of the reporting persons reports shared voting and dispositive power over zero shares, and the reporting persons disclaim membership in a "group" as used in Rule 13d-5(b)(1) under the Exchange Act. We make no representation as to the accuracy or completeness of the information reported in the Schedule 13G.
(6)Includes 190,000 shares which Mr. Williams has the right to acquire within 60 days of August 10, 2026 upon exercise of outstanding stock options, 2,014 shares held in the Company’s Employee Stock Purchase Plan, and 5,458 shares held in the Company’s 401(k) Plan.
(7)Includes 181,865 shares held by Ursula Capital Partners, of which Mr. Englander is the sole general partner, and 53,775 shares which Mr. Englander has the right to acquire within 60 days of August 10, 2026 upon exercise of outstanding stock options. Mr. Englander disclaims beneficial ownership of the shares held by Ursula Capital Partners except to the extent of his pecuniary interest therein.
(8)Includes 149,305 shares held by Vicuna Capital I, LP, of which Mr. Welch is the managing member of the general partner and 53,324 shares which Mr. Welch has the right to acquire within 60 days of August 10, 2026 upon exercise of outstanding stock options. Mr. Welch disclaims beneficial ownership of the shares held by Vicuna Capital I, LP except to the extent of his pecuniary interest therein.
(9)Includes 15,870 unvested shares of restricted stock that vest within 60 days of August 10, 2026 and 60,000 shares which Mr. Campbell has the right to acquire within 60 days of August 10, 2026 upon exercise of outstanding stock options.
(10)Includes 25,000 shares which Ms. Bordelon has the right to acquire within 60 days of August 10, 2026 upon exercise of outstanding stock options.
(11)Includes 15,000 shares which Ms. Morris has the right to acquire within 60 days of August 10, 2026 upon exercise of outstanding stock options.
(12)Includes 2,071 unvested shares of restricted stock that vest within 60 days of August 10, 2026, and 2,401 shares which Ms. Fischer has the right to acquire within 60 days of August 10, 2026 upon exercise of outstanding stock options.
(13)Includes 2,376 shares which Mr. Collins has the right to acquire within 60 days of August 10, 2026 upon exercise of outstanding stock options.
(14)Consists of all executive officers and directors as of August 10, 2026. Mr. Collins is not included in this group due to his resignation from the Company effective July 31, 2026.
(15)Includes 17,941 unvested shares of restricted stock that vest within 60 days of August 10, 2026, 472,220 shares which all executive officers and directors in the aggregate have the right to acquire within 60 days of August 10, 2026 upon exercise of outstanding stock options, 5,458 shares held in the Company’s 401(k) Plan, and 5,245 shares held in the Company’s Employee Stock Purchase Plan. Does not include 325,262 unvested shares of restricted stock that vest more than 60 days after August 10, 2026, for which the participants have executed irrevocable proxies granting the board of directors or its designees the authority to vote such shares and which must be voted in proportion to all other votes cast or withheld as to each matter submitted for a stockholder vote. The directors disclaim beneficial ownership of such unvested shares except to the extent of their shared voting power.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Pursuant to our bylaws, our board of directors has set the number of directors for the ensuing year at ten, all of whom are proposed to be elected at the annual meeting of stockholders and all of whom are current directors of the Company. One of our current directors, Ann G. Bordelon, will retire from our board of directors effective as of the 2026 Annual Meeting, when her current term expires. Because the board of directors has named only ten nominees in this proxy statement, proxies cannot be voted for greater than ten director candidates at the 2026 Annual Meeting.
In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present board of directors, upon the recommendation of the nominating committee of the board of directors. Management knows of no current circumstances that would render any nominee named herein unable to accept nomination for election.
In accordance with the bylaws of the Company, each director shall be elected by a majority of the votes cast with respect to that director at the annual meeting. However, if the number of nominees is greater than the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the annual meeting.
    Members of our board of directors are elected annually to serve until the next annual meeting and until their successors are elected and qualified. The following persons have been nominated for election to our board of directors.
Jonathan Z. Buba, age 48, has served as a director since November 2023. He currently serves as chair of the finance committee of our board of directors and a member of the audit and compliance committee, the nominating and governance committee and the special committee to oversee the Company's review of strategic alternatives. Mr. Buba currently serves as a Partner at Nantahala Capital Management, LLC (“Nantahala”), a small-cap focused investment firm based in New Canaan, Connecticut. At Nantahala, Mr. Buba has extensive experience within specialty finance, including subprime installment lending, pawn lending, and lease-to-own retail. Prior to joining Nantahala in 2011, Mr. Buba worked as an analyst at Och-Ziff Capital Management (now d/b/a Sculptor Capital Management) where he focused on special situations in emerging markets from the firm’s New York and London offices. Previously, Mr. Buba was an Associate at Spinnaker Ventures, a San Francisco, California-based venture capital firm. He graduated from Johns Hopkins University in 2000 with a B.S. in Mechanical Engineering and received an M.B.A. in Finance and Accounting from The Wharton School of the University of Pennsylvania in 2007. Mr. Buba’s qualifications to serve on the board include his financial and investment experience as well as his experience in specialty finance.
Douglas W. Campbell, age 50, became Chief Executive Officer, President and director in October 2023, after serving as President for the prior year. Before joining the Company in October 2022, Mr. Campbell was Senior Vice President, Head of Fleet Services for the Americas, at Avis Budget Group (“Avis”) since June 2022 and previously served as Head of Fleet Services for the Americas since June 2021 and Vice President, Remarketing for the Americas, from March 2018 to June 2021. Prior to joining Avis, Mr. Campbell held management positions at AutoNation from September 2014 to March 2018 serving as Used Vehicle Director, Eastern Region, in AutoNation’s corporate office and later as General Manager of its Honda Dulles dealership. Preceding AutoNation, Mr. Campbell served fifteen years with Coral Springs Auto Mall, most recently serving as Executive General Manager. Mr. Campbell’s qualifications to serve on the board include his vast experience in the automotive industry across a variety of roles and his in-depth knowledge of the Company’s operations.
Daniel J. Englander, age 57, has served as a director since February 2007. He currently serves as chair of the compensation and human capital committee and a member of the audit and compliance committee and the finance committee of our board of directors. Mr. Englander is the founder and currently the Managing Partner of Ursula Capital Partners, an investment management partnership founded in 2004. From January 2005 to June 2006, Mr. Englander was a partner of Prescott Securities, an investment fund, and from October 1994 to January 2005, he was employed by Allen & Company, an investment merchant bank, most recently as Managing Director. Mr. Englander is also currently on the boards of directors of Copart, Inc. (NASDAQ: CPRT) and CKX Lands, Inc. (NASDAQ: CKX). Mr. Englander’s

qualifications to serve on the board include his financial, investment and public company board experience. He also brings operational and strategic expertise, as well as business development expertise, to the board.
Brandi N. Joplin, age 56, has served as a director since September 2025. She currently serves as chair of the audit and compliance committee of our board of directors. Ms. Joplin retired from Walmart, Inc. (NYSE: WMT) in March 2025, after serving in various executive financial roles for 16 years, including as Senior Vice President and Chief Financial Officer for Walmart’s Sam’s Club division from August 2019 to May 2024 and an executive advisor from May 2024 to March 2025. Prior to becoming CFO for Sam’s Club, Ms. Joplin served as Chief Audit Executive for Walmart from September 2016 to August 2019. She also served as Walmart’s Vice President and International Controller from February 2015 to September 2016 and its Vice President for Global Internal Audit Services in the United States and Canada from 2009 to February 2015. Ms. Joplin’s experience also includes 14 years in various financial leadership roles at the former telecom company Alltel. Ms. Joplin currently serves on the boards of Southern Bancorp, Inc., Ace Hardware Corporation, and the Arkansas Children’s Foundation. She is a Certified Public Accountant and a Certified Internal Auditor and holds a Bachelor of Science degree in Business Administration from the University of Arkansas. Ms. Joplin’s qualifications to serve on the board include her public company executive and financial expertise as well as her private entity board and audit committee experience.
Dawn C. Morris, age 58, has served as a director since April 2021. She currently serves as chair of the nominating and governance committee and a member of the audit and compliance committee of our board of directors. Ms. Morris has also served as a director of First Financial Bancorp (NASDAQ: FFBC) since May 2023 and as a director of Onity Group Inc. (NYSE: ONIT) since January 2026. Ms. Morris is the founder and Chief Executive Officer of Growth Partners Group, LLC, a strategic consulting firm in Florida servicing clients in strategic business transformation and innovation. Ms. Morris was formerly the Chief Digital and Marketing Officer at First Horizon Corporation (NYSE: FHN) from September 2018 to January 2020. Prior to her role with First Horizon Corporation, Ms. Morris served as Executive Vice President and Chief Marketing Officer at Webster Bank, N.A., bank subsidiary of Webster Financial Corporation (NYSE: WBS), from March 2014 to August 2018, and served as Senior Vice President, Customer Segment and Product Marketing at RBS Citizens Financial Group from August 2010 to March 2014 and served approximately seven years as Vice President at RBC Bank. Ms. Morris’ qualifications to serve on the board include her public company, executive, digital and marketing experience.
Gilbert E. Nathan, age 47, has served as a director since June 2026. He currently serves as a member of the special committee to oversee the Company's review of strategic alternatives. Mr. Nathan is the Managing Member of Jackson Square Advisors LLC, a financial advisory and consulting firm he founded in 2015 that provides board representation, trustee and fiduciary services, and consulting services to creditors’ committees. Mr. Nathan has served on the board of directors of Ready Capital Corporation (NYSE: RC), a multi-strategy real estate finance company, since April 2019, where he is a member of the audit committee and the nominating and governance committee, and on the board of directors of Alto Ingredients, Inc. (NASDAQ: ALTO), a producer and supplier of specialty alcohols, essential ingredients and renewable fuel, since November 2019, where he has served as Chairman of the Board since June 2025 and as chair of the audit committee, after previously serving as an advisor to that board from 2015 to 2019. Mr. Nathan has also served on the board of directors of MagnaChip Semiconductor Corporation (NYSE: MX), a designer and manufacturer of analog and mixed-signal semiconductors, since May 2023, where he serves as chair of the audit and compensation committees. Mr. Nathan previously served on the board of directors of Accelerate Diagnostics, Inc. (NASDAQ: AXDX), a diagnostics company, from April 2025 to August 2025, where he chaired a special committee. Mr. Nathan previously served as Chief Executive Officer and President of Cloud Peak Energy Inc. from December 2019 to May 2025, and he has held numerous other independent director, trustee and plan administrator positions for companies undergoing restructurings or wind-downs, including Westmoreland Mining Holdings LLC and Owens Realty Mortgage, Inc. Earlier in his career, Mr. Nathan was a senior analyst at Candlewood Investment Group and a principal at Restoration Capital Management. Mr. Nathan holds a Bachelor of Science in Management with a major in Finance from the A.B. Freeman School of Business at Tulane University. Mr. Nathan’s qualifications to serve on the board include his extensive public company board and audit committee experience and his financial, investment and restructuring expertise.
Adam C. Paul, age 54, has served as a director since May 2026. He currently serves as chair of the special committee to oversee the Company's review of strategic alternatives. Mr. Paul is the President of AP Advisors, a Chicago-

based strategic advisory firm he founded in 2024 that advises boards of directors, investment funds, private equity sponsors and family offices on fiduciary governance, strategic alternatives and complex restructurings, and he has served as a Senior Managing Director of Gordian Group, LLC, an investment bank focused on complex and distressed situations, since 2024. Before founding AP Advisors, Mr. Paul was a partner and global Co-Head of the Restructuring practice at the law firm Mayer Brown LLP from 2019 to 2024, and a partner at the law firm Kirkland & Ellis LLP from 2004 to 2019, where he advised debtors, creditors, boards of directors and investors in numerous large and complex reorganizations in the United States and abroad. Mr. Paul has served as an independent director and special committee member for multiple companies, including Hooters of America, LLC, Thrive Pet Healthcare and TRM NRE, and he has been recognized by Chambers USA, IFLR1000 and The Legal 500. Mr. Paul holds a Juris Doctor, cum laude, from The Catholic University of America, Columbus School of Law, and a Bachelor of Arts, cum laude, from James Madison University. Mr. Paul’s qualifications to serve on the board include his extensive corporate governance, legal, restructuring and capital markets experience and his service as an independent director and special committee member for numerous companies.
Michael J. Wartell, age 57, has served as a director since June 2026. He currently serves as a member of the special committee to oversee the Company's review of strategic alternatives. Mr. Wartell is the founder of Bluerose Associates, LLC, through which he serves as an independent director and advisor to companies across a range of industries. Mr. Wartell co-founded Venor Capital Management LP, an alternative investment manager focused on value investing, in 2005 and served as its Co-Chief Investment Officer until 2023. Before co-founding Venor, Mr. Wartell served as a Managing Director and Co-Head of North American Proprietary Special Situations Research at Deutsche Bank from 1999 to 2005 and as a Vice President in the Distressed Debt/Leveraged Finance Group at Merrill Lynch from 1993 to 1999, and he began his career at Arthur Andersen LLP. Mr. Wartell serves on the board of directors of Grupo Aeroméxico, S.A.B. de C.V. (NYSE: AERO) and Kelly Services, Inc. (NASDAQ: KELYA, KELYB), and previously served on the board of directors of Nu Ride Inc. (OTCMKTS: NRDE) from March 2024 to June 2026. He has also served on the boards of directors of other public and private companies, including CURO Group Holdings, LLC, a consumer credit lender, where he served as chair of the compensation committee; City Brewing Company, where he served as chair of the audit committee; RealTruck, an automotive and truck parts manufacturer; and Trellix, a cybersecurity company. Mr. Wartell is a CFA charterholder and holds a Bachelor of Science in Economics, cum laude, with a concentration in Finance and Accounting from The Wharton School of the University of Pennsylvania. Mr. Wartell’s qualifications to serve on the board include his extensive investment, credit and consumer finance experience and his significant board, governance and restructuring experience across diverse industries.
Joshua G. Welch, age 61, has served as a director since January 2018 and Chair of the Board since August 2020. He currently serves as a member of the audit and compliance committee and the finance committee of our board of directors. Mr. Welch is the founder and currently the managing member of the general partner of Vicuna Capital I, LP, an investment management partnership founded in 1998. From June 1990 to June 1998, Mr. Welch was a securities analyst with the Tisch Family Interests, where he served on the board of Equimark Corp, then a publicly traded national bank. Mr. Welch is a graduate of Williams College and Columbia Business School and has served on numerous charitable boards and is a volunteer firefighter and nationally registered EMT. Mr. Welch’s qualifications to serve on the board include his financial and analytical skills and detailed understanding of our business.
Jeffrey A. Williams, age 63, has served as director since August 2011 and served as Chief Executive Officer Emeritus of the Company from October 1, 2023 until his retirement effective April 30, 2024. He previously served as Chief Executive Officer of the Company from January 2018 to September 2023 and President of the Company from March 2016 to October 2022. Before becoming Chief Executive Officer, Mr. Williams served as Chief Financial Officer of the Company from 2005 to January 2018. He also served as Vice President Finance from 2005 to March 2016 and as Secretary of the Company from 2005 to May 2018. Mr. Williams is a Certified Public Accountant, inactive, and prior to joining the Company, his experience included approximately seven years in public accounting with Arthur Andersen & Co. and Coopers and Lybrand LLC in Tulsa, Oklahoma and Dallas, Texas. His experience also includes approximately five years as Chief Financial Officer and Vice President of Operations of Wynco, LLC, a nationwide distributor of animal health products. Mr. Williams has also served on the boards of directors of Mercy Health Northwest Arkansas Communities since July 2019 and the Jones Center and Jones Trust since January 2021. Mr. Williams’ qualifications to serve on the board include his financial and operational experience and his significant knowledge of the Company and our industry.

Mr. Nathan and Mr. Wartell were each appointed to the board of directors and the special committee to oversee the Company’s review of strategic alternatives on June 23, 2026, pursuant to the terms of the Company’s previously disclosed amendment and limited waiver to the Company’s Credit and Guaranty Agreement, dated as of October 30, 2025, with Silver Point Finance, LLC, and the lenders party thereto. The amendment, which the parties entered into on June 19, 2026, amended and provided certain limited waivers under the Credit and Guaranty Agreement. See “Corporate Responsibility and Governance – Special Committee” for additional information regarding the special committee.

The board of directors recommends a vote “FOR” each of the ten nominees to our board of directors.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Act and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.
At the 2025 Annual Meeting, the stockholders approved (96.24% of votes cast), on an advisory basis, the compensation of the Company’s named executive officers. The compensation and human capital committee of our board of directors, referred to in this proxy statement as the compensation committee, believes this level of stockholder support reflects a strong endorsement of the Company’s compensation policies and decisions. The compensation committee has considered the results of this advisory vote on executive compensation in determining the Company’s compensation policies and decisions for 2026 and has determined that these policies and decisions are appropriate and in the best interests of the Company and its stockholders at this time.
At the 2023 Annual Meeting, the stockholders recommended, in an advisory vote, to hold future say-on-pay votes on an annual basis. As such, the board of directors has determined to hold this advisory vote on the compensation of named executive officers each year. The next advisory vote to determine the frequency with which stockholders will consider to approve an advisory vote on the Company’s compensation of its named executive officers will be in 2029.
Accordingly, the board of directors is seeking the advisory vote of stockholders on the compensation of the Company’s named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.
As discussed in our “Compensation Discussion and Analysis” below, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, reward current performance and drive future performance to align long-term interests with stockholders and build value for our stockholders. The program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to the achievement of our business objectives, and closely aligns the interests of our executives with the interests of our stockholders. Accordingly, the board of directors encourages you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation, and asks you to cast a vote to approve the compensation of our named executive officers through the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2026 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”
The say-on-pay vote is advisory and therefore not binding on the Company, the compensation committee or the board of directors. The board and compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.
The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit and compliance committee (referred to in this proxy statement as the audit committee) has appointed Grant Thornton LLP as our Company’s independent registered public accounting firm to audit the consolidated financial statements of our Company for the fiscal year ending April 30, 2027. Grant Thornton LLP served as our independent registered public accounting firm for the fiscal year ended April 30, 2026.

A representative of Grant Thornton LLP is expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions that stockholders may have.

Principal Accountant Fees and Services
    The aggregate fees billed by Grant Thornton LLP through July 31, 2026 for professional services rendered for the fiscal years ended April 30, 2026 and 2025, respectively, were as follows:

	2026	2025
Audit Fees	$1,108,132	$1,094,664
All other fees	—	—
Total Fees	$1,108,132	$1,094,664

The audit fees for the years ended April 30, 2026 and 2025 were for the audits of our annual financial statements included in our annual report on Form 10-K, the audit of the effectiveness of our internal control over financial reporting, the review of the financial statements included in our quarterly reports on Form 10-Q and consents for and review of other documents filed with the SEC.

Policy on Audit Committee Pre-Approval of Services of Independent Auditors

Our audit committee has established policies and procedures regarding pre-approval of all services provided by our independent auditor. Our audit committee will annually review and pre-approve the services that may be provided by our independent auditor without obtaining specific pre-approval from the audit committee. Unless a type of service has received general pre-approval, it requires specific pre-approval by our audit committee if it is to be provided by our independent auditor. During the fiscal year ended April 30, 2026, our audit committee pre-approved all audit and permitted non-audit services that were provided to us by our independent auditors.

Ratification of the Independent Registered Public Accounting Firm

Although stockholder ratification is not required by our bylaws or otherwise, the appointment of Grant Thornton LLP as our Company’s independent registered public accounting firm to audit the consolidated financial statements for the fiscal year ending April 30, 2027 is being submitted to our stockholders for ratification because we believe it is a matter of good corporate governance. In the event our stockholders do not ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2027, the adverse vote will be considered as a recommendation to the audit committee to select other auditors for the following fiscal year. However, due to the difficulty in making any substitution of auditors after the beginning of the fiscal year, it is contemplated that the appointment of Grant Thornton LLP for the fiscal year ending April 30, 2027, will be permitted to stand unless the audit committee finds other good reason for making a change. The audit committee may terminate Grant Thornton LLP’s engagement as our company’s independent registered public accounting firm without the approval of our stockholders if it deems termination appropriate and in our best interest and the best interests of our stockholders.

The board of directors recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2027.

PROPOSAL NO. 4
APPROVAL OF THE AMENDMENT TO THE
AMERICA'S CAR-MART, INC. 2024 EQUITY INCENTIVE PLAN
On July 11, 2024, the board of directors adopted, and on August 27, 2024, our stockholders approved, the America’s Car-Mart, Inc. 2024 Equity Incentive Plan, referred to in this proxy statement as the 2024 Plan, under which the Company may grant equity-based incentive awards to our employees, officers and directors, as well as consultants and advisors.
On August 13, 2026, the board of directors adopted, subject to stockholder approval, an amendment to the America’s Car-Mart, Inc. 2024 Equity Incentive Plan, referred to in this proxy statement as the 2024 Plan, to increase by 1,000,000 the number of shares of our common stock that may be issued under the 2024 Plan from 500,000 shares to 1,500,000 shares. The amendment also increases the maximum aggregate number of shares that may be issued upon the exercise of incentive stock options under the 2024 Plan from 500,000 shares to 1,500,000 shares. The amendment to the 2024 Plan will become effective upon stockholder approval.
The following summary of certain features of the 2024 Plan, as proposed to be amended by the stockholders, is qualified in its entirety by reference to the full text of the 2024 Plan, as proposed to be amended, which is attached to this proxy statement as Appendix A and incorporated herein by reference.
The affirmative vote of the holders of a majority of the shares entitled to vote on, and that vote for or against or expressly abstain with respect to, this proposal at the annual meeting, if a quorum is present, shall be the act of the stockholders.
Nature and Purpose of the 2024 Plan
The 2024 Plan was approved by our stockholders on August 27, 2024, and replaced the America’s Car-Mart, Inc. Amended and Restated Stock Option Plan, as amended, and the America’s Car-Mart, Inc. Amended and Restated Stock Incentive Plan, as amended, each of which expired on June 10, 2025. The 2024 Plan permits the Company to grant equity-based incentive awards, consisting of incentive and nonqualified stock options, restricted shares of our common stock, restricted stock units, stock appreciation rights, performance shares, performance units and unrestricted shares of our common stock, collectively referred to in this proxy statement as Awards, to our employees, officers and directors, as well as consultants and advisors.
The purpose of the 2024 Plan is to secure, retain and incentivize our talented service providers and to respond to market conditions and best practices. We believe our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and incentives that are intended to align their interests with those of the Company’s stockholders. Without stockholder approval of the amendment to the 2024 Plan, the number of shares remaining available for future Awards will be insufficient to allow us to continue to make grants of equity-based compensation awards consistent with our historical practices and compensation objectives.
Accordingly, the board of directors believes that approval of the amendment to the 2024 Plan is in the best interests of the Company and our stockholders.
Shares of Stock Subject to the 2024 Plan
The 2024 Plan originally set aside 500,000 shares of our common stock for Awards to employees, officers, directors, consultants and advisors, subject to adjustment in connection with changes in capitalization and reorganization and change in control events. As of August 3, 2026, 55,654 shares of common stock remained available for grant under the 2024 Plan. Our board of directors has approved, subject to stockholder approval, an amendment to Section 3(a) of the 2024 Plan to increase the maximum aggregate number of shares that may be issued under the 2024 Plan by 1,000,000 shares to 1,500,000 shares. The amendment also increases the maximum aggregate number of shares that may be issued upon the exercise of incentive stock options under the 2024 Plan from 500,000 shares to 1,500,000 shares, so that the incentive stock option limit remains equal to the total share reserve.
Shares subject to Awards granted under the 2024 Plan that expire unexercised or are forfeited will become available for future grant under the 2024 Plan. However, shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grants under the 2024 Plan. In addition, shares of our common stock repurchased by the Company with the proceeds of the exercise price for any option may not be reissued under the 2024 Plan. To the extent that an Award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2024 Plan. The shares of common stock available for issuance under the 2024 Plan may be authorized but unissued or reacquired shares of our common stock.
In connection with a merger or consolidation of an entity with the Company or our acquisition of property or stock of an entity, the administrator may grant awards under the 2024 Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof, on terms consistent with the provisions of the 2024 Plan, that provide the recipient with benefits substantially similar to those provided to the recipient under the existing award that such substitute award is intended to replace. Any such substitute award shall not count against the share limits described above, except as required by reason of Section 422 and related provisions of the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code, but shall be available under the 2024 Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.
Fair Market Value of Shares
The closing market price of our common stock as reported on the Nasdaq Global Select Market, referred to in this proxy statement as NASDAQ, on August 3, 2026, was $3.50 per share.
Administration
The 2024 Plan is administered by our board of directors, which, at its discretion or as legally required, may delegate such administration to a committee. In addition, subject to any requirements of applicable law, the board of directors may delegate to one or more of our officers the power to grant Awards (subject to any limitations under the 2024 Plan) to our employees or officers and to exercise such other powers under the 2024 Plan as the board of directors may determine. The board of directors will fix the terms of any Awards to be granted by officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted. No officer will be authorized to grant Awards to any “executive officer” as defined by Rule 3b-7 under the Exchange Act or to any “officer” as defined by Rule 16a-1 under the Exchange Act.
Subject to the provisions of the 2024 Plan, the administrator has the power to determine fair market value, select the recipients of Awards, determine the number of shares to be covered by each Award, approve forms of Award agreements for use under the 2024 Plan, determine the terms and conditions, not inconsistent with the terms of the 2024 Plan, of any Award including, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares relating thereto, based in each case on such factors as the administrator may determine. The administrator also has the power to construe and interpret the terms and provisions of the 2024 Plan and Award agreements executed pursuant to it, prescribe, amend and rescind rules and regulations relating to the plan, including rules and regulations established for the purpose of satisfying applicable foreign laws, for qualifying for favorable tax treatment under applicable foreign laws or facilitating compliance with foreign laws (including, but not limited to, the creation of sub-plans for any of these purposes), modify or amend each Award (subject to the terms of the 2024 Plan), determine the manner in which participants satisfy withholding or other tax obligations relating to Awards, authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the administrator, and make all other determinations deemed necessary or advisable for administering the plan. The administrator’s decisions, determinations and interpretations will be final and binding on all participants and any other holders of Awards.

Term
The effective date of the 2024 Plan is August 27, 2024, and it will expire on July 11, 2034.
Eligibility
Under the 2024 Plan, Awards may be granted to employees, officers, directors, consultants and advisors, collectively referred to in this proxy statement as Service Providers, of the Company and any of its present or future parent or subsidiary entities. Under present law, however, incentive stock options may only be granted to employees of the Company and its subsidiaries. As of August 3, 2026, approximately 1,600 persons were eligible to receive Awards under the 2024 Plan.
Incentive Stock Options and Nonqualified Stock Options
The administrator may grant incentive or nonqualified stock options under the 2024 Plan, provided that incentive stock options may only be granted to employees. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years; provided, however, that an incentive stock option held by a participant who owns stock possessing more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary entities, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, check, shares (subject to certain requirements), consideration received by us under a broker-assisted (or other) cashless exercise program implemented by us in connection with the 2024 Plan, net exercise (for nonqualified options only), by such other consideration or method of payment to the extent permitted by applicable law, or any combination of the foregoing methods of payment. Subject to the provisions of the 2024 Plan, the administrator determines the remaining terms of the options (for example, the vesting provisions). After the termination of service of a participant, the option may be exercised, to the extent vested as of such date of termination, for the period of time stated in his or her Award agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.
Stock Appreciation Rights
Stock appreciation rights may be granted under the 2024 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. Subject to the provisions of the 2024 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such Awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares underlying an Award of stock appreciation rights will be no less than 100% of the fair market value per share on the date of grant. The maximum term of a stock appreciation right and terms on which a stock appreciation right may be exercised following a termination of service are the same as those described for options above. The specific terms of each Award will be set forth in an Award agreement.
Restricted Stock
Restricted stock may be granted under the 2024 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator or continued service. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Restricted shares granted under the 2024 Plan have full voting rights prior to the date of vesting; however, holders of any unvested shares may be required to execute an irrevocable proxy granting us the right to vote such shares until the shares vest. Historically, our Award agreements have required participants to execute such an irrevocable proxy granting us the right to vote the shares during the restricted period. In addition, unless provided otherwise in an Award agreement, the participant will have no right to receive dividends or other distributions with respect to shares of restricted stock that have not vested. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us. The specific terms of each Award will be set forth in an Award agreement. Unless the administrator determines otherwise, shares of restricted stock will be held by the Company as escrow agent until the applicable restrictions have lapsed.
Restricted Stock Units
Restricted stock units may be granted under our 2024 Plan as determined in the discretion of the administrator. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service, and the form and timing of payment. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be settled in cash or shares of our common stock and will be subject to the same restrictions on transfer and forfeiture provisions as the restricted stock units with respect to which such dividend equivalents are awarded and shall not be settled prior to the vesting of the restricted stock units to which such dividend equivalents relate. Any such right to receive dividend equivalents must be set forth in the applicable Award agreement. The administrator determines in its sole discretion whether an Award will be settled in stock, cash or a combination of both. The specific terms of each Award will be set forth in an Award agreement. On the date set forth in the applicable Award agreement, all unearned restricted stock units will be forfeited to us.
Performance Units and Performance Shares
Performance units (which are Awards that may be settled for cash, stock or other securities, or a combination thereof) and performance shares (which are Awards denominated in shares) may be granted under the 2024 Plan. Performance units and performance shares are Awards that will result in a payment to a participant only if performance goals established by the administrator are achieved and any other applicable vesting provisions are satisfied. Performance units have an initial dollar value established by the administrator prior to the grant date, and performance shares have an initial value equal to the fair market value of our common stock on the grant date. The administrator will establish performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and value of performance units and performance shares to be paid out to participants. The time period during which the performance objectives or other vesting provisions must be met is the “performance period” of the applicable performance unit or performance share award. In no event will dividends or dividend equivalents be paid with respect to unvested performance units or performance shares prior to the time of vesting of the underlying performance units or performance shares, with respect to which the dividend or dividend equivalent is accrued.
For purposes of the performance units and performance shares, performance goals will be established by the administrator on the basis of targets to be attained with respect to performance measures established by the administrator, which can include any one or more of the following measures of business or financial performance, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP or other basis, in each case, as determined by the administrator: pre-tax income; after-tax income; gross or net income; operating income; basic or diluted earnings per share; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, amortization and/or rent expense; gross and net revenues; operating revenue; gross and net sales (retail and/or wholesale); other sales and revenues; comparable store unit sales (retail and/or wholesale); total vehicle unit sales (retail and/or wholesale); market share; gross profit; profit margin; cash flow (including free cash flow or operating cash flow); expense amounts; expense ratios; return on assets; return on invested capital; return on equity; return on average equity; stock price; market capitalization; total stockholder return; economic value added or other value added measurements; customer counts or growth; finance receivables growth and/or collections; improvement in or attainment of working capital levels; budget and expense management; attainment of strategic or operational initiatives; and implementation, completion or attainment of measurable objectives with respect to research, development, products, projects, workforce safety or diversity, productivity, customer engagement, associate recruiting or retention, other human capital management objectives, or environmental sustainability. The administrator may specify that such performance measures shall be adjusted to omit the effects of extraordinary items, unusual or infrequently occurring events and transactions, accruals for awards under the 2024 Plan and cumulative effects of changes in accounting standards or principles, tax laws, or other laws or regulatory rules affecting results.
As determined in the discretion of the administrator, the performance measures for any performance period may (a) differ from participant to participant and from Award to Award, (b) be based on the performance of the Company as a whole or the performance of a specific participant or one or more subsidiaries, divisions, departments, regions, locations, segments, functions or business units of the Company, (c) be measured on a per share, per dealership, per vehicle, per customer, per employee, and/or other objective or subjective basis, including but not limited to an average or ratio, (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). Without limiting the foregoing, the administrator shall adjust any performance criteria, performance measures or other features of an Award that relate to or are wholly or partially based on the number of, or the value of, any stock of the Company to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock, and may take into account other factors (including subjective factors).
After the applicable performance period of a performance award has ended, the holder of such Award will be entitled to receive a payout of the number of performance units or performance shares earned by the participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals or other vesting provisions have been achieved. Notwithstanding any provision of the 2024 Plan, the administrator may adjust downwards the cash or number of shares payable pursuant to a performance award if it determines, in its sole discretion, that such adjustment is appropriate.
The administrator, in its sole discretion, may pay earned performance units in the form of cash, in shares or in some combination thereof. The specific terms of each Award will be set forth in an Award agreement. On the date set forth in the applicable Award agreement, all unearned or unvested performance units or performance shares will be forfeited to the Company.
Unrestricted Shares
The administrator may also grant awards of unrestricted shares of common stock, in such amounts and on such terms as it determines, subject to the terms and conditions set forth in the 2024 Plan. Awards of unrestricted shares would vest immediately and would not be subject to any restricted period. Except as required by applicable law, no payment would be required for unrestricted shares. The Company would issue, in the name of each participant to whom unrestricted shares are granted, the total number of shares granted to the participant as soon as reasonably practicable after the grant date or on such later date as the administrator determines at the time of grant.
Limitation of Awards to Non-Employee Directors
Compensation, including Awards granted and cash fees paid by the Company, granted to any individual non-employee director in any fiscal year may not exceed an aggregate value of $750,000 under the 2024 Plan; provided, however, that our board of directors may make exceptions to this limitation in extraordinary circumstances.
No Repricing Without Stockholder Approval
Unless approved by our stockholders (except as provided under the 2024 Plan in connection with certain changes in capitalization and reorganizations), (i) options and stock appreciation rights issued under the 2024 Plan shall not be amended to lower their exercise price, (ii) options and stock appreciation rights issued under the 2024 Plan will not be exchanged for other options or stock appreciation rights with lower exercise prices, (iii) options and stock appreciation rights issued under the 2024 Plan with an exercise price in excess of the fair market value of the underlying shares will not be exchanged for cash or other property, and (iv) no other action shall be taken with respect to options or stock appreciation rights that would be treated as a repricing under the rules of the principal stock exchange or market system on which our shares are listed.

Transferability of Awards
Unless the administrator provides otherwise, an Award granted under the 2024 Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will, beneficiary designation or the laws of descent or distribution, and only the recipient of an option or stock appreciation right may exercise such an Award during his or her lifetime.
Changes in Capitalization and Reorganization Events
In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of shares of our common stock or other securities of the Company or other significant corporate transaction, or other change affecting our shares of common stock occurs, to prevent diminution or enlargement of the benefits or potential benefits available under the 2024 Plan, the administrator will, in a manner it deems equitable, make adjustments to one or more of the number and class of shares that may be delivered under the 2024 Plan and/or the number, class, kind and price of shares covered by each outstanding Award, the numerical share limits, and the share counting provisions contained in the 2024 Plan. In the event of our proposed winding up, liquidation or dissolution of the Company, the administrator will notify each participant as soon as practicable prior to the effective date of the proposed transaction and all unexercised Awards will terminate immediately prior to the consummation of such proposed transaction.
Change in Control
Notwithstanding any other provision of the 2024 Plan to the contrary, if a double trigger event (as defined in the 2024 Plan) occurs in connection with a change in control (as defined in the 2024 Plan) of the Company, unless specifically limited by an individual’s Award agreement or employment agreement between the participant and the Company or an affiliate (in which case the terms of such Award agreement or employment agreement shall supersede this section), all Awards outstanding as of the date of such double trigger event held by the affected participant shall vest and become fully exercisable, whether or not then otherwise vested or exercisable. To the extent the vesting of any such Awards prior to the double trigger event is conditioned in whole or in part upon the attainment of performance goals, any such performance goals outstanding as of the date of such double trigger event shall be deemed satisfied at the target performance level. In addition, in the event of a change in control of the Company, the Company or the surviving entity or successor to the Company following such transaction, as the case may be, may elect to (i) continue the outstanding Awards subject to the terms of the individual Award agreements and this 2024 Plan and subject to such adjustments, if any, by the administrator as permitted by the 2024 Plan; or (ii) terminate the outstanding Awards in exchange for a cash payment or distribution to the participant as determined in the following sentence. In the event that the Company or its successor chooses to terminate the Awards upon a change in control, each unvested Award shall vest automatically immediately prior to termination of the Awards, and, in the case of options and stock appreciation rights, the participant shall be entitled to a payment or distribution equal to the excess of the fair market value of one share of common stock as of the date of the change in control over the option price or the exercise price, as applicable, multiplied by the number of shares covered by the option or stock appreciation right, as applicable; provided that if the option price or the exercise price, as applicable, exceeds the fair market value of the common stock as of the date of the change in control, such option or stock appreciation right, as applicable, shall be cancelled and forfeited and no payment or distribution shall be made for such option or stock appreciation right, as applicable.
New Plan Benefits
The granting of Awards under the 2024 Plan is discretionary and will depend on the actions of the administrator. Although all of our executive and non-executive officers, employees and directors will be eligible for Awards under the 2024 Plan if selected by the administrator in its discretion, it is not possible, at this time, to predict the benefits and amounts that will actually be received by any individual participants or groups of participants in the future, other than the contingent stock option grants described below.

Effective as of June 3, 2026, the board of directors approved the grant of nonqualified stock options covering an aggregate of 288,404 shares of our common stock, referred to in this proxy statement as the Contingent Options, as part of retention awards granted to certain of our officers and employees. The Contingent Options were granted subject to, and contingent upon, stockholder approval of the amendment to the 2024 Plan at the 2026 Annual Meeting. If our stockholders approve the amendment to the 2024 Plan, the Contingent Options will be issued under the 2024 Plan. If our stockholders do not approve the amendment to the 2024 Plan at the annual meeting, the Contingent Options will be void ab initio without any further action required on the part of the Company or the recipient, and no shares of our common stock will be issued with respect to the Contingent Options. The Contingent Options have an exercise price of $7.37 per share, which was the closing market price of our common stock as reported on NASDAQ on the grant date, and vest in four equal annual installments on each of the first four anniversaries of the grant date, subject to the recipient’s continuous service with the Company or its subsidiaries through each vesting date. The Contingent Options are nonqualified stock options with a term of ten years from the grant date. If a recipient's service terminates, the unvested portion of the recipient's Contingent Option is forfeited, and the vested portion generally remains exercisable for three months following termination (or twelve months following a termination due to the recipient's death or disability), but in no event beyond the expiration of the term; upon a termination for cause, the Contingent Option, whether vested or unvested, is forfeited in its entirety. If a recipient's employment is terminated in connection with a change in control of the Company (a “double trigger” event), the Contingent Option will vest in full and remain exercisable until the expiration of the term.
The following table sets forth the number of shares of our common stock subject to the Contingent Options granted to each of the indicated individuals and groups, in each case subject to stockholder approval of the amendment to the 2024 Plan:

Name and Position	Number of Shares Subject to Contingent Options
Douglas W. Campbell, President and CEO	130,293
Jonathan M. Collins, Former CFO	—	(1)
Jamie Z. Fischer, COO	32,032
Vickie D. Judy, CAO	10,329
Marie Persichetti, CFO	10,329
All current executive officers as a group (4 persons)	182,983
All current directors who are not executive officers as a group (10 persons)	—
All employees, other than executive officers, as a group (11 persons)	69,350	(2)
Total	252,333

(1) Mr. Collins was granted contingent options representing 28,693 shares of common stock, all of which were forfeited upon his resignation on July 31, 2026.
(2) Excludes contingent options representing 7,378 shares which were forfeited following the grant date.
Other than the Contingent Options described above, no Awards have been granted under the 2024 Plan that are contingent upon approval of this Proposal 4.
Existing Plan Benefits
As of August 3, 2026, an aggregate of 1,151,906 shares of common stock are reserved for issuance in connection with outstanding awards under the Company's equity incentive plans, including 415,768 shares of common stock reserved for issuance in connection with outstanding awards under the 2024 Plan. During fiscal year 2026, the Company granted an aggregate of 79,975 restricted shares of our common stock with a total grant date fair value of $2.9 million and an aggregate of 75,823 stock options to purchase shares of our common stock with a total grant date fair value of $1.1 million, including the Company’s annual awards to associate employees, one-time awards granted to certain of our executive officers, and annual equity-based compensation to our non-employee directors. The following table sets forth the number of shares of our common stock subject to all options granted under the 2024 Plan from its inception through August 3, 2026 to (i) each of our named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, (iv) each person nominated for election as a director, and (v) all employees, including all current officers who are not executive officers, as a group. These share numbers do not reflect options that were exercised or take into account the effect of options that were cancelled, forfeited or expired unexercised.

Name and Position	Shares Subject to Options Granted
Douglas W. Campbell, President and CEO	60,307
Jonathan M. Collins, Former CFO (1)	28,567
Jamie Z. Fischer, COO	30,633
Vickie D. Judy, CAO	6,007
Marie Persichetti, CFO	8,381
All current executive officers as a group (4 persons)	105,328
All current directors, other than executive officers, as a group (10 persons)	87,869
Jonathan Z. Buba	19,514
Daniel J. Englander	13,775
Brandi N. Joplin	—
Dawn C. Morris	—
Gilbert E. Nathan	—
Adam C. Paul	—
Michael J. Wartell	—
Joshua G. Welch	13,775
Jeffrey A. Williams	—
All employees, other than executive officers, as a group	54,628
Total	276,392

(1) Mr. Collins' unvested stock options were forfeited upon his departure on July 31, 2026. Mr. Collins' options are included in the Total but are excluded from the amounts shown for all current executive officers as a group.

Amendment and Termination of the 2024 Plan
The board of directors has the authority to amend, suspend or terminate the 2024 Plan or any Award at any time. However, no amendment, alteration, suspension or termination of the 2024 Plan or an Award may impair the rights of any participant, unless mutually agreed otherwise between the participant and the administrator. The 2024 Plan requires that we obtain stockholder approval of any plan amendment to the extent necessary and desirable to comply with applicable law and the rules of any stock exchange or quotation system on which shares of our common stock are listed or quoted. The 2024 Plan will automatically terminate on July 11, 2034, unless we terminate it sooner.
Federal Income Tax Consequences
THE FOLLOWING DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE, VESTING, PAYMENT, SALE AND FORFEITURE OF AWARDS UNDER THE 2024 PLAN IS BASED ON ANALYSIS OF THE INTERNAL REVENUE CODE, EXISTING LAWS, JUDICIAL DECISIONS AND ADMINISTRATIVE RULINGS AND REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE. THERE CAN BE NO ASSURANCE THAT FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CHANGES COULD APPLY RETROACTIVELY, WILL NOT AFFECT THE ACCURACY OF THIS SUMMARY. IN ADDITION TO BEING SUBJECT TO THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW, A PARTICIPANT MAY ALSO BE SUBJECT TO STATE AND LOCAL (AND/OR FOREIGN) TAX CONSEQUENCES IN THE JURISDICTION IN WHICH HE OR SHE WORKS AND/OR RESIDES.
Incentive Stock Options. A participant will not realize income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or our corporate parent or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonqualified Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit if the sales price exceeds the exercise price. The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and the participant will have ordinary income in an amount equal to the lesser of the aggregate fair market value of the shares on the date of exercise less the aggregate exercise price or the amount realized on the sale or disposition less the aggregate exercise price. Any portion of the sales price that exceeds the aggregate fair market value of the shares on the date of exercise will be treated as capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (i.e., sales price is less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Nonqualified Stock Options. A participant will not realize income upon the grant of a nonqualified stock option. A participant will have compensation income upon the exercise of a nonqualified stock option equal to the fair market value of the stock on the day the participant exercises the option less the exercise price. Upon sale of the stock, the participant will realize capital gain or loss equal to the difference between the sales price and the fair market value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights. Generally, a participant will not realize income upon the grant of a stock appreciation right (“SAR”). A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of stock received upon settlement of a SAR, the participant will realize capital gain or loss equal to the difference between the sales price and the fair market value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Awards. Generally, a participant will not realize income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income equal to the fair market value of the stock on the grant date less the purchase price, if any. When the stock is sold, the participant will realize capital gain or loss equal to the difference between the sales price and the fair market value of the stock on the date of grant. If the participant does not make a timely Section 83(b) election, then when the stock vests the participant will have compensation income equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will realize capital gain or loss equal to the sales price less the fair market value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Units. Generally, a participant will not realize income upon the grant of a restricted stock unit (“RSU”). A participant is not permitted to make a Section 83(b) election with respect to an RSU award. Upon settlement of an RSU for stock or cash, the participant will have income in an amount equal to the fair market value of such stock and/or the amount of cash received. When stock acquired upon settlement of an RSU is sold, the participant will have capital gain or loss equal to the sales price less the value of the stock on the settlement date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Performance Units/Performance Shares. The tax consequences associated with any performance unit or performance share awards granted under the 2024 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.
Unrestricted Common Stock. A participant will recognize ordinary income upon the grant of unrestricted shares of common stock in an amount equal to the fair market value of the stock on the day the participant receives the grant of shares. Upon sale of the stock, the participant will realize capital gain or loss equal to the difference between the sales price and the fair market value of the stock on the grant date. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Tax Consequences to the Company. There will be no tax consequences to the Company with respect to Awards made under the 2024 Plan, except that the Company will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.
The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2024 Plan. A participant may also be subject to state and local taxes, or taxes in other jurisdictions, in connection with the grant of awards under the 2024 Plan. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them based on their personal circumstances.
The board of directors recommends a vote “FOR” the approval of the amendment to the Company’s 2024 Equity Incentive Plan.

CORPORATE RESPONSIBILITY AND GOVERNANCE

Environmental, Social and Governance
We are proud of our Company’s values and our commitment to our associates, customers, stockholders, community, business partners, and society. Our principle of “doing the right thing” is embodied in our Code of Conduct and Ethics, which applies to all our directors, officers, and associates and serves as the foundation for how we interact with our associates, stakeholders, and customers. We periodically publish a Corporate Responsibility Report that illustrates how we live this principle and how that extends to being a good corporate citizen. We believe this legacy of a strong people focus is critical as we grow and serve even more customers.

Our culture is one that values equity and inclusion and fosters engagement. We view inclusion as an important factor in reflecting the values and cultures of all our associates. Each of our dealerships is a locally operated business, and our associates must represent the communities in which we serve. We are proud of the overall profile of our associate base. As of April 30, 2026, approximately 52% of the Company’s associates are women and approximately 34% of our associates are racially or ethnically diverse. At the board level, eight of our ten board nominees are considered independent and 20% are women.

Fostering an open-door culture based on compassion, respect, and open communications is essential for driving long-term success of the Company’s culture. We conduct engagement surveys and exit surveys which allow us to gain insight to associate sentiment and address workforce priorities.
The Company also recognizes the importance of promoting and protecting human rights. We adopted a Human Rights Policy in December 2021. As a company, we have the responsibility to positively impact human rights in how our associates treat others, how we conduct our business, and how we can productively impact the communities in which we operate. We are committed to ethical business practices, which includes treating all persons equally and fairly. In fact, our company values were built around protecting all human rights. We continually strive to provide our associates and customers with a safe, secure and healthy environment at all our locations.
As we continue our journey towards a more sustainable future, we remain steadfast in our dedication to being responsible corporate citizens. Doing so enables us to create lasting value for our associates, customers, and communities we serve. As we respond to the market’s ever-changing demands and evolve our business, our values will continue to guide our decisions well into the future.
From a governance perspective, our board of directors and management have adopted standards and practices designed to drive the long-term growth of the Company. The board is comprised of individuals possessing a diverse combination of skills, professional experience, and variety of backgrounds necessary to oversee our business. It serves to further strengthen our commitment to equity and inclusion. We encourage you to review our full Corporate Responsibility Report for a more in-depth discussion of our governance practices.
Board Diversity
Our board of directors believes that the board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. As referenced above, two of our ten director nominees (20%) are women. Our board does not follow any specific ratio or formula to determine the appropriate mix of backgrounds for our directors. Rather, the nominating and governance committee of the board of directors seeks a variety of occupational and personal backgrounds in order to obtain a range of viewpoints and perspectives.
Meetings of the Board of Directors
During our last fiscal year, our board of directors held twenty-seven meetings. Each incumbent director attended at least 75% of the aggregate number of meetings held by the board of directors and by the committees of the board of directors on which such director served.

It is the policy of our board of directors that all directors should attend the annual meeting of stockholders unless unavoidably prevented from doing so by unforeseen circumstances. All eight board members that were serving as of the 2025 annual meeting of stockholders attended the meeting.
Board Independence
Our board of directors currently consists of eleven members. Our board of directors has determined that current directors Ann G. Bordelon, Jonathan Z. Buba, Daniel J. Englander, Brandi N. Joplin, Dawn C. Morris, Gilbert E. Nathan, Adam C. Paul, Michael J. Wartell, and Joshua G. Welch are “independent” as defined by the listing standards of NASDAQ. Our independent directors meet separately at least twice each year.
Board Leadership Structure
Currently, Mr. Campbell serves as President and Chief Executive Officer and Mr. Welch serves as the Chairman of the board. The board of directors believes that allowing Mr. Campbell to focus on the management of our business and our day-to-day operations rather than also serving as chairman of the board is in the best interest of the Company. However, the board of directors does not have a policy that prohibits the Chief Executive Officer from serving as the chairman of the board because it desires the flexibility to determine in the future that one person should hold both positions if such leadership structure would be in our best interests and the best interests of our stockholders.
The Board’s Role in Risk Oversight
The audit and compliance committee reviews and discusses with management our processes and policies with respect to risk assessment and risk management. In addition, our risk oversight process involves the board receiving information from management on a variety of matters, including operations, legal, regulatory, finance, cybersecurity, reputation and strategy, as well as information regarding any material risks associated with each matter. The full board (or the appropriate board committee, if the board committee is responsible for the oversight of the matter) receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management practices. When a board committee receives an update, the chairperson of the relevant board committee reports on the discussion to the full board during the next board meeting. This enables the board and the board committees to coordinate the risk oversight role.
Stockholder Communications with the Board of Directors
Our board of directors has implemented a process for stockholders to send communications to our board of directors. Any stockholder desiring to communicate with our board of directors, or with specific individual directors, may do so by writing to our Secretary at 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756. Our Secretary has been instructed by our board of directors to promptly forward all such communications to our board of directors or such individual directors.
Committees of the Board of Directors
Our board of directors presently has five standing committees: audit and compliance committee, compensation and human capital committee, finance committee, nominating and governance committee and a special committee. Each of these committees is described in the following paragraphs.
Audit and Compliance Committee
Our audit and compliance committee (referred to in this proxy statement as the audit committee) assists our board of directors in overseeing our accounting and financial reporting process and audits for our financial statements. It is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit committee reviews the independent accountant’s audit of our financial statements and its report thereon, management’s report on our system of internal controls over financial reporting, various other accounting and auditing matters and the independence of the auditing accountants. The committee reviews and pre-

approves all audit and non-audit services performed by our auditing accountants, or other accounting firms, other than as may be allowed by applicable law. Our audit committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. The committee also assists our board of directors with respect to our compliance and ethics programs, policies and procedures. Our audit committee meets with management to review any issues related to matters within the scope of the audit committee’s duties. The committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com.
    Our audit committee presently consists of Brandi N. Joplin, Chairperson, Ann G. Bordelon, Jonathan Z. Buba, Daniel J. Englander, Dawn C. Morris, and Joshua G. Welch. Each of the current members of the committee is “independent,” as such term is defined by the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. In addition, the board has determined that each audit committee member is able to read and understand fundamental financial statements and, other than strictly in his or her capacity as a member of our board of directors or a committee of our board of directors, has not participated in preparing our financial statements in any of the past three years. Our board of directors has determined that Brandi N. Joplin, Ann G. Bordelon, Daniel J. Englander, Jonathan Z. Buba and Joshua G. Welch are “audit committee financial experts,” as defined by the rules of the SEC. Our audit committee held six meetings during the last fiscal year. See “Audit and Compliance Committee Report” for additional information regarding our audit committee.
Compensation and Human Capital Committee
Our compensation and human capital committee (referred to in this proxy statement as the compensation committee) presently consists of Daniel J. Englander, Chairperson, and Ann G. Bordelon. The board of directors has determined that each of the current members of the committee is “independent” as defined by the NASDAQ listing standards. In addition, all compensation committee members are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. Our compensation committee assists our board of directors with respect to our compensation programs and compensation of our executive officers and is authorized to administer our equity and non-equity incentive plans. The committee also assists our board of directors in its oversight of the Company’s human capital management, including the assessment of executive talent and succession planning. Our compensation committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com. Our compensation committee held six meetings during the last fiscal year. See “Executive Compensation – Compensation Discussion and Analysis – Role of Compensation Committee” for additional information.
Finance Committee
Our finance committee presently consists of Jonathan Z. Buba, Chairperson, Daniel J. Englander, and Joshua G. Welch. The board of directors has determined that each of the current and prospective members of the committee is “independent” as defined by the NASDAQ listing standards. Our finance committee will assist our board of directors with respect to its oversight and counsel on the Company’s capital structure and financing strategy. Our finance committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com. Our finance committee held twenty-five meetings during the last fiscal year.
Nominating and Governance Committee
Our nominating and governance committee (referred to in this proxy statement as the nominating committee) presently consists of Dawn C. Morris, Chairperson, and Jonathan Z. Buba. Our nominating committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com. Nominees for election to our board of directors are considered and recommended by our nominating committee. Our full board of directors considers the recommendations of the nominating committee and recommends the nominees to our stockholders. Our nominating committee’s process for identifying potential nominees includes soliciting recommendations from our directors and officers and considering nominations from our stockholders or third-party search firms hired to identify and/or evaluate potential nominees. The nominating committee did not engage any third-party search firm to assist with the identification or screening of potential director nominees for election at the annual meeting. Absent special circumstances, our nominating committee will continue to nominate qualified incumbent directors whom the nominating committee believes will continue to make important contributions to our board of directors. The nominating committee intends to evaluate any candidate recommended by a stockholder in the same manner in which it evaluates candidates recommended by other sources, according to the criteria described below.
While there are no minimum qualifications for nomination, our nominating committee generally requires that nominees be persons of sound ethical character, be able to represent all stockholders fairly, have no material conflicts of interest, have demonstrated professional achievement, have meaningful experience and have a general appreciation of the major issues facing us. In addition, the board of directors believes that it, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. In seeking a diversity of background, the nominating committee seeks a variety of occupational and personal backgrounds in order to obtain a range of viewpoints and perspectives. Accordingly, the nominating committee considers the qualifications of directors and director candidates individually and in the broader context of the board’s overall composition and our current and future needs. In evaluating nominees, and considering incumbent directors for nomination, the nominating committee has considered all of the criteria described above and believes that all of the ten director nominees listed above are highly qualified and have the skills and experience required for service on our board of directors. The biographies above contain specific information regarding the experiences, qualifications and skills of each of our director nominees.
Our nominating committee is also responsible for developing and maintaining the Company’s corporate governance policies, practices and procedures consistent with applicable laws and stock exchange listing standards. Our nominating committee held five meetings during the last fiscal year.
Special Committee
On May 22, 2026, subsequent to our fiscal year end, our board of directors established a special committee (referred to in this proxy statement as the special committee) to oversee the Company's review of strategic alternatives. The special committee's mandate includes, but is not limited to, the evaluation of (i) any financing, refinancing, or recapitalization transaction, (ii) raising capital through the issuance of equity securities, (iii) asset sales, (iv) review and modification of the Company's debt facilities, and (v) other strategic alternatives, referred to collectively in this proxy statement as the Strategic Alternatives Review. The board of directors has delegated to the special committee the exclusive authority to review, evaluate, negotiate, and make recommendations to the board regarding the Strategic Alternatives Review and related transactions; provided that the board retains the authority to approve the consummation of any such transaction following a recommendation by the special committee. The Company has retained Houlihan Lokey Capital, Inc. as financial advisor to the Company and the special committee in connection with the Strategic Alternatives Review.
As initially constituted, the special committee consisted of Adam C. Paul, Chairperson, Jonathan Z. Buba, and Joshua G. Welch. In connection with the First Amendment and Limited Waiver to Credit and Guaranty Agreement, dated June 19, 2026 (referred to in this proxy statement as the Amendment), among the Company, certain of its subsidiaries, the lenders party thereto, and Silver Point Finance, LLC, as Administrative Agent and Collateral Agent, the special committee was reconstituted and presently consists of Adam C. Paul, Chairperson, Jonathan Z. Buba, Gilbert E. Nathan, and Michael J. Wartell. Mr. Nathan and Mr. Wartell were appointed to the board of directors and the special committee on June 23, 2026, in accordance with the Company’s obligations under the Amendment. The board of directors has determined that each member of the special committee is “independent” as defined by the NASDAQ listing standards. Pursuant to the Amendment, certain material actions of the Company require the approval of the special committee.
Stockholder Nominations
Our nominating committee will consider persons recommended by our stockholders in selecting nominees for election. Our nominating committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders because it believes that it can adequately evaluate any such nominee on a case-by-case basis. However, our nominating committee would consider for possible nomination qualified nominees recommended by stockholders. Stockholders who wish to propose a qualified nominee for consideration should submit complete information as to the identity and qualifications of that person to our Secretary at 1805 North 2nd Street, Suite

401, Rogers, Arkansas 72756. See “Stockholder Proposals” for information regarding the procedures that must be followed by stockholders in order to submit stockholder proposals, including proposals to nominate director candidates.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended April 30, 2026, Ann G. Bordelon (who will serve until September 23, 2026), Julia K. Davis (who served until June 23, 2026), and Daniel J. Englander served on the compensation committee. None of the members of our compensation committee is or has been one of our officers or employees or has had any related party relationship that is required to be disclosed in this proxy statement. In addition, none of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.
Code of Ethics
We have adopted a Code of Conduct and Ethics that applies to all employees, including executive officers and directors. A copy of our code was filed as Exhibit 14.1 to our current report on Form 8-K filed on June 27, 2024 and is published on our website at www.car-mart.com. In the event that we make any amendments to or grant any waiver from a provision of the code that requires disclosure under applicable SEC or NASDAQ rules, we will post such amendment or waiver on our website.
Insider Trading Policy
We have adopted an Insider Trading Policy setting forth policies and procedures governing the purchase, sale, and other dispositions of the Company’s securities by directors, officers and employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the policy was filed as Exhibit 19.1 to our annual report on Form 10-K for the year ended April 30, 2024, filed on July 15, 2024.
Derivative Trading and Hedging
The Insider Trading Policy prohibits all directors, officers and employees who have material non-public information relating to the Company from engaging in any hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving Company securities that allow the individual to lock in some or all of the value of his or her stock holdings. The policy also prohibits short sales of the Company’s securities and trading in puts, calls or other derivative securities. The Company believes these types of transactions are contrary to the interests of its stockholders and to the long-term performance of the Company.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of our common stock held by such persons. Based solely on a review of the reports filed electronically with the SEC and written representations from the reporting persons that no other reports were required, we believe that during the fiscal year ended April 30, 2026, our executive officers, directors and greater than 10% stockholders complied on a timely basis with all Section 16(a) filing requirements applicable to them, except that one report for Jonathan M. Collins reporting his initial beneficial ownership of securities and two reports for Brandi N. Joplin reporting her initial beneficial ownership of securities and a grant of restricted stock, respectively, were each not filed timely.
Director Compensation Table

The following table provides certain information concerning compensation for each director during the fiscal year ended April 30, 2026. Mr. Campbell, who is a member of our board of directors, has been omitted from this table since his compensation is included in the Summary Compensation Table on page 39 of this proxy statement. Mr. Campbell did not receive compensation for serving on our board of directors during fiscal year 2026. This table also does not include current directors Gilbert E. Nathan, Adam C. Paul and Michael J. Wartell, who were appointed as directors following the end of fiscal year 2026.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards (2),(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Ann G. Bordelon (4)	$70,833	$150,000	$—	$—	$—	$—	$220,833
Jonathan Z. Buba	$—	$—	$212,500	$—	$—	$—	$212,500
Julia K. Davis (5)	$50,000	$150,000	$—	$—	$—	$—	$200,000
Daniel J. Englander	$65,000	$—	$150,000	$—	$—	$—	$215,000
Brandi N. Joplin	$33,333	$89,589	$—	$—	$—	$—	$122,922
Dawn C. Morris	$62,500	$150,000	$—	$—	$—	$—	$212,500
Joshua G. Welch	$127,500	$—	$150,000	$—	$—	$—	$277,500
Jeffrey A. Williams	$50,000	$150,000	$—	$—	$—	$—	$200,000
___________________

(1) The following are the aggregate number of restricted stock awards held by each of the directors as of April 30, 2026: Ms. Bordelon - 3,135; Ms. Davis - 3,135; Ms. Morris - 3,135; Mr. Williams - 3,135; and Ms. Joplin - 2,919. There are no restricted stock awards held by Mr. Buba, Mr. Englander, or Mr. Welch as of April 30, 2026.
(2) In accordance with SEC rules, the amount shown reflects the grant date fair value of stock options granted during the fiscal year ended April 30, 2026, calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation – Stock Compensation. Refer to “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note K: Stock-Based Compensation Plans” included in our Annual Report on Form 10-K filed on July 14, 2026, for the relevant assumptions used to determine the valuation of our option awards.
(3) The following are the aggregate number of option awards outstanding held by each of the directors as of April 30, 2026: Ms. Bordelon – 25,000; Mr. Buba – 32,246; Ms. Davis – 10,000; Mr. Englander – 53,775; Ms. Morris – 15,000; Mr. Welch – 53,324; and Mr. Williams – 190,000. There were no option awards held by Ms. Joplin as of April 30, 2026.
(4) Ms. Bordelon will cease serving on the board of directors upon the expiration of her current term at the 2026 Annual Meeting.
(5) Ms. Davis ceased serving on the board of directors effective June 23, 2026.
Discussion of Director Compensation
For fiscal year 2026, each of our non-employee directors received a $50,000 annual retainer and the chairman of the board received an additional $77,500 annual retainer. In addition, the chairs of our audit committee, compensation committee, nominating committee, and finance committee received additional annual retainers of $25,000, $15,000, $12,500 and $12,500, respectively. Directors who are also our employees do not receive separate compensation for their services as a director.
The non-employee directors have the option to elect to receive their annual cash retainer amounts for the fiscal year in the form of restricted shares or stock options to be granted on May 1 of the applicable fiscal year (or the next business day if May 1 occurs on a weekend or federal holiday), provided that the director will submit his or her election by April 1 of the preceding fiscal year and that the Company will have determined to its satisfaction that such election would not result in adverse tax consequences to the director or the Company, with such restricted shares or stock options to vest on the first annual anniversary of the grant date. Each non-employee director is also entitled to $150,000 of additional equity-based compensation in the form of restricted shares or stock options at the election of the director, with such compensation to be granted on May 1 of the applicable fiscal year and to vest on the first annual anniversary of the grant date.
Our board of directors has also adopted stock ownership guidelines for our non-employee directors. These guidelines require non-employee directors to own Company common stock with a value equal to five times the annual base retainer within five years of joining the board. Each of our non-employee directors met this guideline or was in the applicable transition period as of July 31, 2026.

Mr. Nathan, Mr. Paul, and Mr. Wartell, who joined the board of directors in May and June 2026, do not participate in the standard non-employee director compensation program described above. Instead, in connection with his appointment, each entered into an engagement agreement with the Company on substantially identical terms (dated May 22, 2026 in the case of Mr. Paul and June 23, 2026 in the case of Mr. Wartell and Mr. Nathan). Under these agreements, each director is entitled to a fee of $45,000 per month, payable for a minimum of three months, plus $4,000 per day for each day on which his service to the board exceeds four hours, together with reimbursement of reasonable, documented expenses and customary indemnification, contribution and expense advancement rights, and each agreement is terminable by any party upon ten days' written notice. The monthly fees for Mr. Nathan and Mr. Wartell are payable to Jackson Square Advisors, LLC and Bluerose Associates, LLC, respectively, entities affiliated with them.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy
    Our compensation philosophy is to align the interests of our executive officers with those of our stockholders and induce our executive officers to remain in our employ. We believe that this is best accomplished by the following:
•paying executives a base salary commensurate with their backgrounds, industry knowledge, special skill sets and responsibilities; and
•offering short-term incentive cash bonuses conditioned on our consolidated financial results or key operating metrics; and
•making periodic grants of restricted stock and/or stock options.
Our overall goal is to ensure that our executive compensation program and policies are consistent with our strategic business objectives and that we provide incentives for the attainment of those objectives. We strive to accomplish this goal in the context of a compensation program that includes annual base salary, annual cash incentives and stock ownership.
Named Executive Officers
Our “named executive officers” for fiscal year 2026 consisted of our President and Chief Executive Officer, Douglas W. Campbell, and our two other most highly compensated executive officers who were serving as executive officers at the end of the fiscal year, our former Chief Financial Officer, Jonathan M. Collins, and our Chief Operating Officer, Jamie Z. Fischer.
Mr. Campbell, age 50, became Chief Executive Officer, President and a director in October 2023, after serving as President for the prior year. Before joining the Company, Mr. Campbell was Senior Vice President, Head of Fleet Services for the Americas, at Avis Budget Group (“Avis”) since June 2022 and previously served as Head of Fleet Services for the Americas since June 2021 and Vice President, Remarketing for the Americas, from March 2018 to June 2021. Prior to joining Avis, Mr. Campbell held management positions at AutoNation from September 2014 to March 2018 serving as Used Vehicle Director, Eastern Region, in AutoNation’s corporate office and later as General Manager of its Honda Dulles dealership. Preceding AutoNation, Mr. Campbell served fifteen years with Coral Springs Auto Mall, most recently serving as Executive General Manager.
Mr. Collins, age 54, served as the Chief Financial Officer for Walmart Africa from 2023 until his appointment as Chief Financial Officer of the Company in May 2025. Prior to his role with Walmart Africa, Mr. Collins served as the Chief Accounting Officer for Flipkart Group, an e-commerce platform based in India, from 2020 to 2023. He also previously served as Controller for Walmart Canada from 2019 to 2020 and worked for 12 years in CFO advisory services for KPMG. Mr. Collins started his career as a software developer and eventually chief architect of the enterprise resource planning system for Alltel Information Systems.
Ms. Fischer, age 47, has served as Chief Operating Officer of the Company since October 2024. Before joining the Company, Ms. Fischer served as Head of Operations at DriveTime Automotive Group, Inc. (“DriveTime”) since 2021. She previously served as Senior Managing Director of Retail and Inventory Operations for DriveTime from 2018 until 2021 and held various leadership positions in operations and human resource management for DriveTime and its affiliated automotive warranty company, SilverRock, Inc. from 2012 to 2018. Prior to joining DriveTime, Ms. Fischer gained nearly a decade of experience in the auto retail industry, where she focused on operations and leadership development.
In June 2026, the board of directors elected Marie Persichetti to succeed Mr. Collins as our next Chief Financial Officer, with her appointment effective August 1, 2026. Mr. Collins continued to serve as our Chief Financial Officer through July 31, 2026. Although Ms. Persichetti was not a named executive officer during fiscal year 2026, certain information regarding Ms. Persichetti and her compensation is included in this Compensation Discussion and Analysis to provide additional context regarding the Company's executive compensation practices.
Ms. Persichetti, age 60, has served as the Company’s Senior Vice President of Capital Markets since May 2025 and has over 20 years' experience, with expertise in finance, treasury, accounting, credit risk, operational risk, corporate insurance, healthcare insurance, employee benefits, human resources, and technology. Ms. Persichetti joined the Company from Bayside Credit where she served as Chief Financial Officer from February 2024 to May 2025. She previously served as Chief Financial Officer at AutoNation Finance from 2015 to 2023. Her prior roles include Capital Markets Director at Santander Consumer USA and Vice President of Product Business Development for Systems and Services Technologies at JP Morgan Chase, among others. Ms. Persichetti holds a Bachelor of Arts in Liberal Arts and Sciences and Mathematics from Syracuse University.
Compensation Objectives

Compensation Element	Objectives
Annual Base Salary	To provide competitive base compensation that attracts and retains talented executives, correlates with the executive’s background, industry knowledge, special skill sets and responsibilities, rewards executives for Company and individual performance and incentivizes future performance.
Short-Term Incentive Compensation	To drive short-term operating and financial results deemed crucial to our long-term success.
Long-Term Incentive Compensation	To promote continued focus on stockholder value and long-term performance accountability, strengthen stockholder alignment by increasing the executives’ ownership stake in the Company, enhance market competitiveness and retention value of total compensation and reward executives for their contributions to stockholder returns.
Role of Compensation Committee
    Our compensation committee retains broad flexibility in the administration of our executive compensation program. We believe this flexibility is critical to retaining key executives. Our compensation committee is focused on ensuring that executive compensation is directly tied to our economic performance.
Our compensation committee operates under a written charter adopted by our board of directors. Our compensation committee has several duties and responsibilities, including the following:
•assist the board of directors in its oversight of our overall executive compensation philosophy;
•on an annual basis, review and approve corporate goals relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer’s performance in light of these goals and objectives, and based on such evaluation, determine and approve the annual compensation of our Chief Executive Officer;
•review and make recommendations to the board of directors regarding the compensation of all other executive officers;
•review the annual compensation discussion and analysis and produce an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with all applicable rules and regulations;
•review and make recommendations to our board of directors with respect to the approval of incentive compensation plans and equity-based incentive plans, and administer such plans;
•monitor compliance by executives with the terms and conditions of our stock ownership guidelines;

•review board of director compensation levels and practices periodically, and recommend to our board of directors, from time to time, changes in such compensation levels and practices;
•provide general oversight of the Company’s human capital management practices including the assessment of executive talent and succession planning; and
•periodically review and reassess the adequacy of the compensation committee charter and recommend any proposed changes to our board of directors for approval.
For additional information on the duties and responsibilities of our compensation committee, see our compensation committee charter available on our website at www.car-mart.com.
Compensation Process and Role of Compensation Consultant
Our compensation committee reviews and administers our compensation program for each of our named executive officers. Compensation is typically set at multi-year increments in order to help ensure that longer-term results are the primary focus, which we believe is critically important in our industry. Mr. Campbell periodically makes a recommendation to the compensation committee with regards to the named executive officers’ compensation. Our compensation committee also periodically meets with our named executive officers, who provide insight into how other individual executives are performing. The compensation committee charter authorizes the committee to delegate to one or more subcommittees of the committee any of its responsibility, along with the authority to take action in relation to such responsibilities, with the approval of the board of directors.
During fiscal year 2026, the compensation committee engaged Compensia, Inc. (referred to in this proxy statement as Compensia), a national compensation consulting firm, as its independent compensation consultant to complete a compensation study covering our named executive officers and our board of directors. Compensia reports directly to the compensation committee and, in connection with the study, provided competitive market data and analysis regarding executive and director compensation practices and advised and assisted the committee in establishing the comparative compensation peer group described below under “Benchmarking.” The compensation committee utilized the study and related peer group data in determining certain elements of the Company's executive and director compensation during and after fiscal year 2026 and expects to use the study and related peer group data to inform future executive and director compensation decisions, including for fiscal year 2027.
The compensation committee charter requires that any compensation consultant retained by the committee must be independent of the Company and management. The compensation committee reviewed the independence of Compensia in accordance with its charter and in light of applicable SEC rules and NASDAQ listing standards and has concluded that Compensia’s work for the committee did not raise any conflict of interest, and that Compensia was able to provide the compensation committee with independent advice. Compensia did not provide any other material services to the Company (separate from consulting advice provided to the compensation committee) during fiscal year 2026.
The compensation committee may direct the compensation consultant to work with the appropriate members of management to obtain information necessary to prepare its analysis of our executive compensation program and evaluate Mr. Campbell’s recommendations. The compensation consultant may meet with the compensation committee during its regular meetings and in executive session, where no members of management are present, and can meet with the compensation committee chair and other members of the committee outside of regular meetings. The compensation committee has the sole power under its charter to hire, terminate or replace the compensation consultant.
Employment and Change in Control Agreements
During fiscal year 2026, we had binding offer letters or employment agreements with our President and Chief Executive Officer, Mr. Campbell, our former Chief Financial Officer, Mr. Collins, and our Chief Operating Officer, Ms. Fischer. For purposes of this proxy statement, we use the terms “offer letter” and “employment agreement” synonymously. We believe that the employment agreements, which include a change-in-control provision, are necessary to attract and retain the executives in light of all relevant factors, which includes the officers’ past employment experience, desired terms and conditions of employment, and the strategic importance of the officers’ positions. The change in control provisions in the employment agreements entitle the executive officer to certain payments upon a termination of the executive’s employment by the Company other than for cause or by the executive for good reason in connection with a change in control of the Company. We believe that these change in control provisions are necessary to maintain stability among our executive leadership and that the terms of these provisions are reasonable based on our review of similar provisions for similar companies. We also believe that benefits payable upon such a “double-trigger” event benefit the Company and the stockholders by motivating and encouraging each executive to be receptive to potential strategic transactions that are in the best interest of stockholders, even if the executive faces potential job loss, and by motivating the executives in the period leading up to a potential change in control. Our compensation committee reviews the executive employment and change in control agreements at the time such agreements are entered into in order to determine current market terms for the particular executive and agreement. See “Executive Compensation – Employment Agreements and Related Compensation” and “Executive Compensation – Payments Upon Termination of Employment or Change in Control” for a discussion of the terms of the employment agreements.
Elements of Compensation
Our executive compensation program primarily consists of base salary, short-term incentives in the form of cash awards, and long-term incentives in the form of restricted stock and/or stock options. We also provide our named executive officers with minimal perquisites and personal benefits. In addition, we provide our named executive officers with the ability to contribute a portion of their earnings to our 401(k) plan. Our 401(k) plan is available generally to all of our employees. We also maintain a nonqualified deferred compensation plan under which our named executive officers may defer a portion or all of their salary and bonus to be paid following the executive’s termination, death or other date specified upon the executive’s election to make such deferrals. See “Executive Compensation – Deferred Compensation Plan” for a discussion of the terms of the nonqualified deferred compensation plan.
Benchmarking
Our principal focus is on total compensation. Although we have in the past informally reviewed what other companies within our industry or other companies of comparable size, growth, performance and complexity have offered to their executives, we have historically determined the appropriate level of compensation through careful consideration of the individual employee and our business goals. We consider a variety of factors in determining the total compensation for our named executive officers, including their backgrounds, industry knowledge, special skill sets and responsibilities, as well as competitive market data and analysis provided by independent compensation consultants.
In fiscal year 2026, the compensation committee engaged Compensia to complete a compensation study covering our named executive officers and our board of directors and, among other things, to advise and assist the committee in establishing a peer group to be used for future market positioning of executive and director compensation. In August 2025, the committee approved a broad peer group of 18 companies, inclusive of automotive retail, consumer finance, specialty retail, and “buy here, pay here” retail companies with trailing four-quarter revenues ranging from approximately $189 million to $28.7 billion, with median revenues of approximately $1.5 billion, capturing a diverse portfolio. The peer group consists of the following companies:

Atlanticus Holdings Corporation	Credit Acceptance Corporation	OneWater Marine, Inc.
Camping World Holdings, Inc.	EZCORP, Inc.	OPENLANE, Inc.
CarMax, Inc.	Green Dot Corporation	PROG Holdings, Inc.
Cars.com, Inc.	Haverty Furniture Companies, Inc.	Sonic Automotive, Inc.
Carvana Co.	Lazydays Holdings, Inc.	Upbound Group, Inc.
Consumer Portfolio Services, Inc.	Monro, Inc.	World Acceptance Corporation
Compensia’s study included a competitive market analysis of compensation data for this peer group relative to the compensation of our named executive officers and directors. In reviewing the study, the compensation committee considered the differences in market capitalization, revenues and total compensation ranges between the Company and the peer group companies, with certain peer group companies having significantly higher revenues and market capitalizations, and weighed our organizational philosophy to remain a low-cost operator. After evaluating these factors, the compensation committee used the study to inform its decisions with respect to the annual base salary of our Chief Operating Officer, Ms. Fischer, and the performance measures and target payout percentages under our short-term incentive plan for executive officers for fiscal year 2026. The compensation committee determined to benchmark target total cash compensation (base salary plus target annual bonus opportunity) for our named executive officers at approximately the 50th percentile of the peer group, with the goal of moving toward or maintaining that position over time. The compensation committee expects to further use the peer group as a reference point for future market positioning of executive and director compensation.
Base Salary
    We offer what we believe to be competitive base salaries to our named executive officers. The base salary must be sufficient to attract talented executives and provide a secure base of cash compensation. The committee has set base salary levels for our named executive officers to be generally competitive in relation to salary levels of executive officers in other companies within our industry or other companies of comparable size, growth, performance and complexity, while also taking into consideration the executive officer’s position, responsibility and special expertise. Annual base salary increases are not assured, and adjustments to base salary take into account subjective factors such as the executive’s performance during the prior year, responsibilities and experience. Upon his hiring as our President effective in October 2022, the compensation committee established an annual base salary for Mr. Campbell of $650,000. Effective October 1, 2023, the compensation committee approved an increase in base salary to $800,000 for Mr. Campbell upon his appointment to Chief Executive Officer. No base salary changes were made for Mr. Campbell for fiscal year 2025 or 2026. Upon her hiring as our Chief Operating Officer in October 2024, the compensation committee established an annual base salary for Ms. Fischer of $400,000. Effective September 17, 2025, the compensation committee approved an increase in base salary to $425,000 for Ms. Fischer. Upon his hiring as our Chief Financial Officer in May 2025, the compensation committee established an annual base salary for Mr. Collins of $450,000. Additionally, upon her being elected as our Chief Financial Officer in June 2026, effective August 1, 2026, the compensation committee established an annual base salary for Ms. Persichetti of $425,000. See “Executive Compensation – Summary Compensation Table for Fiscal Years 2026, 2025 and 2024” for the base salary amounts earned by our named executive officers during fiscal year 2026.
Short-Term Incentive Compensation
Our short-term incentive plan for our named executive officers is intended to drive short-term operating and financial results deemed crucial to our long-term success by providing cash incentive bonuses to our executives which are dependent on our performance. The purpose of the annual cash incentive bonuses is to reflect each named executive officer’s breadth of experience and responsibility and to incentivize key contributions by the executives toward the Company’s financial performance and growth strategies. These cash incentive bonuses are a material portion of their overall compensation.
Our current short-term incentive plan (referred to in this proxy statement as the STI Plan) for our named executive officers was adopted by our board of directors on July 10, 2023. Under the terms of the STI Plan, annual cash bonus awards for the named executive officers are based on certain performance goals and eligible payouts to be established annually by the compensation committee in accordance with the STI Plan. The compensation committee selects the applicable performance metrics and the weighting of each metric for the short-term incentive payments from among a list of performance criteria set forth in the plan, and the committee may vary the performance metrics, goals, weighting, any discretionary component, and target bonus amounts from participant to participant and from year to year. Bonus payments under the STI Plan may range from 0% to 200% of the executive’s target bonus amount, depending upon whether, or the extent to which, the applicable performance goals have been achieved, as determined by the compensation committee. The compensation committee may adjust the amount payable pursuant to any bonus award upon attainment of the performance goals, provided that the aggregate amount paid under the STI Plan to any participant in any plan year may not exceed $4.0 million.

Any annual cash bonus amounts earned under the STI Plan will be paid as soon as practicable after the end of the fiscal year for which they are earned following the compensation committee’s certification of the achievement of the applicable performance goals or other applicable conditions, but in no event later than the July 15th immediately following the last day of such fiscal year. In the event of a named executive officer’s death or disability during the performance year, the bonus amount earned would be prorated for the portion of the year in which the executive was employed before his or her termination due to death or disability. In the event the named executive officer’s employment is terminated for any other reason, any bonus amount that would have been earned under the plan would be forfeited, unless the compensation committee determines, in its discretion, to prorate the amount earned for the portion of the year before the executive’s termination. The STI Plan also permits the compensation committee, in its discretion, to accelerate or make other adjustments or modifications to outstanding bonus awards under the plan in the event of a change in control of the Company.
Based on the compensation committee’s analysis of the Company’s ongoing strategic business objectives and the competitive market data provided by the Company's compensation consultant, the compensation committee recommended, and the board of directors approved, a short-term incentive payment structure for fiscal year 2026 pursuant to the STI Plan under which annual cash bonuses to our named executive officers would be paid based on the Company’s achievement of pre-established annual performance targets with respect to the Company's changes in sales revenue, adjusted operating income, and total cash collected during fiscal year 2026 compared to the prior year results, as well as a technology adoption measure and a discretionary individual contribution component. Each of the sales revenue, adjusted operating income and total cash collected measures accounts for 20% of the total eligible bonus, the technology adoption measure accounts for 15% of the total eligible bonus, and the discretionary individual contribution component comprises the remaining 25% of the total eligible bonus amount. For purposes of the STI Plan, “adjusted operating income” means the Company's net income (loss) determined in accordance with GAAP, adjusted to exclude interest expense; “total cash collected” means the total principal, interest, and late fee payments collected on the Company's finance receivables portfolio during the fiscal year; and the technology adoption measure is based on the number of customer accounts enrolled in the Company's automated recurring payment technology during the fiscal year. The compensation committee selected these measures after considering a range of compensation measures and believes the selected measures represent key performance indicators for achieving important current financial and operating objectives. The compensation committee believes each of the component metrics – sales revenue, adjusted operating income, total cash collected, and technology adoption – is linked in incentivizing our executive management to profitably grow the Company's revenue base, maintain discipline over operating costs, and maximize cash collections on the Company's finance receivables portfolio, while accelerating customer adoption of the technology initiatives that support more consistent collections and greater customer convenience. The compensation committee will evaluate and assess these objectives and performance measures annually.
The target annual bonus payments for fiscal year 2026 were based on a percentage of each named executive officer’s annual base salary at 150% of annual base salary for Mr. Campbell and 100% of annual base salary for Mr. Collins and Ms. Fischer. Pursuant to the terms of his offer letter, Mr. Collins was guaranteed a minimum annual bonus payout at a 60% attainment or achievement level for fiscal year 2026, pro-rated for the number of days he was employed during the fiscal year. The target bonus amounts were determined based on the compensation committee’s evaluation of the market analysis of our named executive officers’ cash compensation relative to the peer group. If the threshold level of performance was achieved for each performance metric, the payout would range from 50% to 175% of the eligible bonus amount for that metric, with actual payments to be determined on an interpolated linear basis between the threshold and maximum amount based on the Company’s actual performance achieved. The following table sets forth the performance goals and potential payouts as a percentage of the executive’s target bonus amount for fiscal year 2026:

		Performance Goal / Payout Level (% of Annual Base Salary)
Performance Measure	Weighting	50% (Threshold)	100% (Target)	175% (Maximum)
Sales Revenue	20%	2% Decrease	Flat	5% Increase
Adjusted Operating Income(1)	20%	Flat	7.8% Increase	15.8% Increase
Total Cash Collected(2)	20%	2% Decrease	Flat	5% Increase
Technology Adoption(3)	15%	7,500	10,000	15,000
Individual Contribution	25%	Discretionary

(1) Adjusted Operating Income is calculated as the Company's net income (loss) determined in accordance with GAAP, adjusted to exclude interest expense.
(2) Total Cash Collected includes the total principal, interest, and late fee payments collected on the Company's finance receivables portfolio during the fiscal year.
(3) Technology Adoption is based on the number of customer accounts enrolled in the Company's automated recurring payment technology during the fiscal year.
Based on the Company’s actual results for fiscal year 2026, the Company's sales revenue and adjusted operating income results were below the applicable threshold performance levels, resulting in no bonus amount for those metrics. The Company's total cash collected of $730.0 million exceeded the target performance level of $714.1 million, resulting in each named executive officer earning 133.5% of the eligible bonus amount for that metric, and the Company's technology adoption results of 8,511 customer enrollments were between the threshold (7,500) and target (10,000) performance levels, resulting in each named executive officer earning 70.2% of the eligible bonus amount for that metric.
In assessing the individual contribution component for fiscal year 2026, the compensation committee considered each named executive officer's leadership through a challenging operating environment — including constrained origination capacity, elevated macroeconomic and credit pressures, and weather-related disruptions — the retention and effective management of key talent during a period of significant leadership change, and each executive's significant role in the Company's capital structure transition, including the closing of a new term loan facility, the completion of asset-backed securitization transactions and, subsequent to fiscal year end, the amendment of the Company's credit agreement. Based on these considerations, the compensation committee approved a payout of the individual contribution component at 100% of target for each of Mr. Campbell, Mr. Collins and Ms. Fischer.
In the aggregate, each named executive officer earned a total annual cash bonus equal to approximately 62% of his or her target bonus amount. Mr. Collins' bonus was pro-rated based on the number of days he was employed during the fiscal year, resulting in a payout equal to approximately 60% of his full-year target bonus amount. The total bonus amounts earned under the STI Plan based on the actual performance achieved for fiscal year 2026 are set forth below in the “Summary Compensation Table” on page 39 of this proxy statement.
In addition to the bonus awarded under the STI Plan, Ms. Fischer received a $200,000 signing bonus pursuant to the terms of her employment agreement, paid in two equal installments. The first $100,000 installment was paid in October 2024, within 30 days of her October 7, 2024 employment date, and the remaining $100,000 was paid in October 2025, on the first anniversary of her employment.
Long-Term Incentive Compensation
Our compensation objective of inducing executives to remain in our employ as well as aligning their interests with those of our stockholders leads us to make periodic equity awards. These awards provide incentives for our named executive officers to remain with us over the long term and gives the compensation committee additional flexibility to reward superior performance by our named executive officers. We believe that dependence on equity for a significant portion of a named executive officer’s compensation more closely aligns such executive’s interests with those of our stockholders, since the ultimate value of such compensation is linked directly to our stock price. We have historically utilized two equity incentive plans for our long-term incentive compensation, the America’s Car-Mart, Inc. Amended and Restated Stock Option Plan, referred to in this proxy statement as the Restated Option Plan, and the America’s Car-Mart,

Inc. Amended and Restated Stock Incentive Plan, referred to in this proxy statement as the Restated Incentive Plan. The allocation of long-term incentive compensation between stock options and restricted stock is generally made with the goal of rewarding long-term service with the issuance of restricted shares and rewarding efforts related to increasing the stock price over the long-term with the issuance of stock options. On July 11, 2024, our board of directors adopted, and on August 27, 2024, our stockholders approved a new omnibus 2024 Equity Incentive Plan, which allows for future awards of, among other things, stock options, restricted shares, restricted stock units and performance shares. The 2024 Equity Incentive Plan, effective August 27, 2024, replaced the Restated Option Plan and the Restated Incentive Plan.
The compensation committee has historically granted stock options or restricted shares of our common stock to our named executive officers in connection with their entry into new employment agreements, upon their promotion to a new position, to reward superior financial results, and in other circumstances where the committee has determined that such awards were appropriate to provide additional long-term performance incentives and to further align management’s interests with the interests of our stockholders. The compensation committee did not grant any stock options or restricted stock to Mr. Campbell in fiscal year 2026. On December 19, 2023, the Company entered into an Amended and Restated Employment Agreement with Mr. Campbell in connection with his promotion to Chief Executive Officer. The agreement was subsequently amended on January 24, 2024. Pursuant to the amended employment agreement, on January 25, 2024, the Company granted Mr. Campbell an award of 47,612 restricted shares of our common stock and a stock option award representing a target of 162,486 shares of our common stock. The restricted shares vest in three equal annual installments on September 30th in each of the three succeeding years, and the stock option will vest in its entirety on December 19, 2026, subject to the Company’s achievement of certain performance conditions based equally on the Company’s four-quarter average return on equity during the period from November 1, 2023 to October 31, 2026, and the 90-day average of the closing price of the Company’s common stock as reported on NASDAQ during the period from December 19, 2023 to December 18, 2026. If a threshold level of performance is achieved with respect to one or both of these performance measures, the number of shares subject to the option that vest will vary within a range of 0% to 150% of the target award, with the actual number of shares to be determined on a straight-line basis between the threshold and maximum amounts based on the Company’s actual performance achieved for each measure. Under the terms of Mr. Campbell’s amended employment agreement, he will not be eligible to receive any further long-term equity incentive awards until October 1, 2026. Notwithstanding this provision, the board of directors determined that the retention equity awards granted to Mr. Campbell on June 3, 2026, as described below under “Employee Retention Program,” were appropriate and in the best interests of the Company and its stockholders in order to retain key members of the Company's executive leadership team during the Company's ongoing review of strategic alternatives. See “Employment Agreements and Related Compensation” for more information regarding Mr. Campbell’s employment agreement.
The compensation committee previously issued long-term equity incentive awards to Mr. Campbell on October 3, 2022, in connection with the Company’s hiring of Mr. Campbell as President in accordance with the terms of his initial employment agreement. These awards consisted of a stock option to purchase 75,000 shares of our common stock, which vests in 20% annual installments that began on October 3, 2023, and 20,000 restricted shares of our common stock, which vested in two equal annual installments on October 3, 2023 and 2024.
Pursuant to the terms of Ms. Fischer’s employment agreement, in connection with her hiring as our Chief Operating Officer, the compensation committee granted Ms. Fischer awards of 5,978 and 2,927 restricted shares of our common stock on October 18, 2024, and December 31, 2024, respectively. The shares awarded in October 2024 vested in their entirety on October 18, 2025, and the shares awarded in December 2024 will vest in two equal installments on December 31, 2027 and December 31, 2029. Additionally, on September 17, 2025, the compensation committee granted Ms. Fischer an award of 6,211 restricted shares of our common stock and a stock option representing 12,005 shares of our common stock, each with a grant date value of approximately $200,000. The restricted shares will vest in three annual installments beginning on September 17, 2026, and the stock option, which has an exercise price of $32.20 per share, will vest in five equal annual installments beginning on September 17, 2026 and will expire on September 17, 2035.
Pursuant to the terms of Mr. Collins’ employment offer letter, in connection with his hiring as our Chief Financial Officer, the compensation committee granted Mr. Collins awards of 6,145 restricted shares of our common stock and a stock option representing 11,880 shares of our common stock on June 5, 2025. The restricted shares would vest in three equal annual installments beginning on June 5, 2026, and the stock option would vest in five equal annual installments beginning on June 5, 2026, with an exercise price of $51.95 per share. The first installment of these restricted shares and stock options vested on June 5, 2026. Upon Mr. Collins' resignation effective July 31, 2026, all of his remaining unvested restricted shares and unvested stock options were forfeited.
The compensation committee will continue to evaluate the Company’s performance and overall executive compensation program and expects at an appropriate time in the future to grant additional equity awards to our named executive officers as part of our strategy of providing meaningful long-term performance-based incentives for our management team in order to more closely align management’s interest with the interests of our stockholders.
Employee Retention Program
Subsequent to fiscal year 2026, on June 3, 2026, the board of directors approved an Employee Retention Program for certain members of senior management, including our named executive officers, and other key employees. The Employee Retention Program consists of cash-based retention awards and stock option awards designed to provide short-term and long-term incentives to retain key members of the Company’s management team, to ensure continued operational stability and to align the interests of senior management with the Company’s long-term value creation efforts during the Company’s ongoing review of strategic alternatives.
Under Retention Award Agreements entered into on June 3, 2026, Mr. Campbell, Mr. Collins and Ms. Fischer received cash retention awards of $1,200,000, $563,000 and $531,000, respectively, each of which is subject to repayment by the executive if the executive’s employment terminates, other than in connection with a “Qualifying Termination,” prior to the earlier of a change in control and the one-year anniversary of the date of the agreement. A “Qualifying Termination” means a termination by the Company without cause, a resignation by the executive for good reason, or a termination due to the executive's death or disability, in each case subject to the executive's execution and non-revocation of a release of claims within 60 days of termination. The amount of each executive's cash retention award was determined by the board of directors based on the executive's role and responsibilities, the executive's importance to the Company's ongoing operations and the Strategic Alternatives Review, retention risk, and the board's review of market practices for similar retention arrangements. Mr. Collins fully repaid his cash retention award upon his resignation from the Company. In connection with her appointment as Chief Financial Officer, Ms. Persichetti received a cash-based award under the Employee Retention Program of $200,000, which supplemented the $315,000 cash retention bonus award previously issued to her, for a total cash-based retention award comparable to Mr. Collins and Ms. Fischer.
In addition, on June 3, 2026, the Company granted nonqualified stock options to Mr. Campbell, Mr. Collins and Ms. Fischer representing 190,600, 45,380 and 50,660 shares of our common stock, respectively, each with an exercise price equal to the closing price of our common stock of $7.37 on the date of grant and vesting in four equal annual installments beginning on the first anniversary of the grant date, subject to the recipient's continued employment with the Company through the applicable vesting date. Because the 2024 Plan did not have sufficient shares available to grant all of the option awards, a portion of each option award was granted subject to stockholder approval of the amendment to the 2024 Plan described in Proposal No. 4 of this proxy statement. The contingent portions of these options represent 130,293, 28,693, and 32,032 shares of our common stock for Mr. Campbell, Mr. Collins, and Ms. Fischer, respectively. Because these awards were granted after the end of fiscal year 2026, they are not reflected in the Summary Compensation Table or the other executive compensation tables included in this proxy statement. Mr. Collins forfeited his cash-based retention award and his retention stock option grant in their entirety, including the contingent portion, upon his resignation from the Company on July 31, 2026.
Perquisites and Personal Benefits
Our named executive officers receive additional compensation consistent with our philosophy of hiring and retaining key personnel. Such perquisites include executive health insurance, automobile allowances, club dues and matching contributions to our 401(k) plan. In addition, upon the hiring of new executive officers, the Company may reimburse the executive for their expenses to relocate their residence to the local area of the Company’s headquarters from their prior residence location. Ms. Fischer received such payments during fiscal year 2026. See “Executive Compensation

– Summary Compensation Table for Fiscal Years 2026, 2025 and 2024” for the aggregate incremental cost to us of such benefits.
Deductibility of Executive Compensation
    Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code, generally limits the deductibility of compensation paid to our named executive officers to $1 million during any fiscal year. Historically, Section 162(m) has not been a material consideration for our compensation committee due to the levels and types of compensation paid to our named executive officers. The compensation committee considers the potential consequences of the deduction limitation of Section 162(m) in relation to our compensation arrangements and may structure our compensation arrangements for our executive officers in order to avoid the deduction limitation of Section 162(m). However, the compensation committee considers many factors when designing its compensation arrangements in addition to the deductibility of the compensation and maintains the flexibility to grant awards or pay compensation amounts that are non-deductible if they believe it is in the best interest of our Company and our stockholders.
Accounting for Stock-Based Compensation
Stock-based compensation expense is computed in accordance with accounting rules that are a part of GAAP as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The expense related to equity compensation has been and will continue to be a material consideration in our overall compensation program.
Stock Ownership Guidelines
The Company’s board of directors has adopted stock ownership guidelines for the named executive officers. Our current stock ownership guidelines for our named executive officers are as follows:

Chief Executive Officer	6x Base Salary
Chief Financial Officer	3x Base Salary
Chief Operating Officer	3x Base Salary
The executive officers are expected to meet the applicable target multiple within five years after first becoming subject to the guidelines and are expected to continuously own sufficient shares to meet the applicable guideline once attained. Executives who fall below the guidelines may exercise non-qualified stock options in a cashless net exercise but must hold the net shares acquired until such time that the guideline is met and must continue to hold the number of shares necessary to maintain compliance with the guideline. As of July 31, 2026, each of our named executive officers currently meets his or her applicable guideline or is within the applicable transition period.
For purposes of the guidelines, ownership includes shares owned directly, unvested restricted shares subject to time-based vesting, and shares held in Company stock ownership plans or other Company benefit plans.
Anti-Hedging and Pledging
The Company’s Insider Trading Policy prohibits directors, executive officers, and certain employees from engaging in any hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving Company securities that allow the individual to lock in some or all of the value of his or her stock holdings. The policy also prohibits short sales of the Company’s securities and trading in puts, calls or other derivative securities. The Company believes these types of transactions are contrary to the interests of its stockholders and to the long-term performance of the Company.
The Company’s Insider Trading Policy also prohibits insiders from holding Company securities in a margin account or pledging such securities as collateral for a loan. However, exceptions may be granted in certain limited circumstances for pledges of securities held by funds or in accounts over which the insider does not exercise investment control and for pledges of Company securities as collateral for a loan (but not for margin debt) if the person pledging shares is unaware of material nonpublic information at the time the pledge is entered into and demonstrates the financial capacity to repay the loan without resort to the pledged securities.
Risk Considerations in our Compensation Program
The compensation committee is responsible for reviewing and overseeing the compensation and other benefits structure applicable to our employees generally. We do not believe that our compensation policies and practices for our employees give rise to risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:
•Our compensation program is designed to provide a combination of both fixed and variable incentive compensation.
•The variable portions of compensation are designed to reward both annual performance and longer-term performance. We believe this lessens any incentive for short-term risk taking that could be detrimental to our company’s long-term best interests.
•A significant portion of our management’s compensation is based on the performance of our company as a whole.
Summary Compensation Table for Fiscal Years 2026, 2025, and 2024
The following table provides certain information concerning compensation earned for services rendered in all capacities by the persons who served as our named executive officers during the fiscal years ended April 30, 2026, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards [1] ($)	Option Awards [1] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Douglas W. Campbell, President, Chief Executive Officer	2026	$800,000	$—	$—	$—	$746,760	$—	$27,774	[2]	$1,574,534
	2025	$800,000	$—	$—	$—	$700,797	$—	$52,716		$1,553,513
	2024	$730,769	$—	$2,980,987	$4,194,089	$460,000	$—	$80,990		$8,446,835
Jonathan M. Collins, Former Chief Financial Officer [3]	2026	$427,500	$—	$325,009	$317,017	$270,828	$—	$21,012	[4]	$1,361,366
Jamie Z. Fischer, Chief Operating Officer [5]	2026	$414,904	$100,000	$199,994	$199,991	$264,478	$—	$29,454	[6]	$1,208,821
	2025	$218,462	$100,000	$400,009	$—	$240,563	$—	$92,014		$1,051,048

_________________
1.In accordance with SEC rules, the amounts shown reflect the grant date fair value of the awards calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation – Stock compensation. Refer to “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note L: Stock-Based Compensation Plans” included in our Annual Report on Form 10-K filed on July 14, 2026 for the relevant assumptions used to determine the valuation of our option awards. Performance based awards are reflected assuming the performance criteria are met and awards become 100% vested.
2.For fiscal year 2026, Mr. Campbell’s all other compensation included – $7,849 for use of company automobile, $8,794 for matching contributions to our 401(k) plan, $654 for insurance premiums, $9,177 for premiums and claims paid by the Company under our executive health insurance plan, $1,200 for cell phone allowance, and $100 for Christmas bonus.
3.Mr. Collins was appointed Chief Financial Officer of the Company, effective May 12, 2025, and served in that role until July 31, 2026.
4.For fiscal year 2026, Mr. Collins’ all other compensation included –– $5,769 for use of company automobile, $573 for insurance premiums, $13,416 for premiums and claims paid by the Company under our executive health insurance plan, $1,154 for cell phone allowance, and $100 for Christmas bonus.
5.Ms. Fischer was appointed Chief Operating Officer of the Company, effective October 7, 2024.

6.For fiscal year 2026, Ms. Fischer’s all other compensation included – $6,344 for use of company automobile, $6,865 for matching contributions to our 401(k) plan, $291 for insurance premiums, $14,654 for premiums and claims paid by the Company under our executive health insurance plan, $1,200 for cell phone allowance, and $100 for Christmas bonus.
Our named executive officers are entitled to all benefits generally made available to our employees, including the eligibility to participate in our 401(k) plan. Our 401(k) plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our employees who are at least 21 years of age are eligible to participate in our 401(k) plan immediately upon hire. Our 401(k) plan includes a salary deferral arrangement pursuant to which the participants may contribute up to the maximum amount permitted by the Code. We may make both matching and additional contributions, subject to certain Code limitations, at the discretion of our board of directors. A separate account is maintained for each participant in our 401(k) plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from our 401(k) plan may be made in the form of a lump sum cash payment or, for required minimum distributions, in installment payments.
Grants of Plan-Based Awards during Fiscal Year 2026
    The following table provides certain information concerning the grants of plan-based awards for each named executive officer during fiscal year 2026.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[2]
Name	Grant Date	Threshold ($)[1]	Target ($)[1]	Maximum ($)[1]	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Douglas W. Campbell	—	$90,000	$1,200,000	$2,100,000	—	—	—	—	—	$—	$—
Jonathan M. Collins	—	$33,750	$450,000	$787,500	—	—	—	—	—	$—	$—
	6/5/2025	$—	$—	$—	—	—	—	6,145	—	$—	$325,009
	6/5/2025	$—	$—	$—	—	—	—	—	11,880	$51.95	$317,017
Jamie Z. Fischer	—	$31,875	$425,000	$743,750	—	—	—	—	—	$—	$—
	9/17/2025	$—	$—	$—	—	—	—	6,211	—	$—	$199,994
	9/17/2025	$—	$—	$—	—	—	—	—	12,005	$32.20	$199,991

_________________
1    These amounts represent the threshold, target and maximum amounts of possible cash incentive bonus payments to the named executive officer for fiscal 2026 based upon attainment of certain Company sales revenue, adjusted operating income, total cash collected and technology adoption targets for fiscal year 2026 and an individual performance component pursuant to the named executive officers’ short-term incentive plan. See “Executive Compensation – Compensation Discussion and Analysis – Short-Term Incentive Compensation” for additional information regarding these possible cash incentive bonus payments. The threshold amounts for Mr. Campbell, Mr. Collins, and Ms. Fischer assume that the threshold performance level (representing 50% of target bonus amount for each metric) was met for the technology adoption metric (representing 15% of the total target bonus amount) and that no bonus was awarded under the individual performance component. The actual cash incentive bonus payments earned are reported in the Summary Compensation Table on page 39 of this proxy statement.
2    In accordance with SEC rules, the amounts shown reflect grant date fair value of the awards calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation – Stock compensation. Refer to “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note K: Stock-Based Compensation Plans” included in our Annual Report on Form 10-K filed on July 14, 2026 for the relevant assumptions used to determine the valuation of our option awards.
Based on the Company’s actual results achieved for fiscal year 2026, Mr. Campbell, Mr. Collins and Ms. Fischer each earned an annual cash bonus of 133.5% of the target bonus amount for the total cash collected metric and 70.2% of the target bonus amount for the technology adoption metric, and earned no bonus amount for the sales revenue and adjusted operating income metrics, with the target bonus for each of the sales revenue, adjusted operating income and total cash collected metrics comprising 20%, and the technology adoption metric comprising 15%, of the executive’s total target bonus amount. Mr. Campbell, Mr. Collins and Ms. Fischer each earned 100% of his or her target bonus amount for the individual contribution component of the annual cash bonus award, which represented the remaining 25% of the executive’s total target bonus amount. As a group, the bonus amounts earned by our named executive officers represented approximately 62% of the executives’ aggregate target bonus amount. See “Executive Compensation – Compensation Discussion and Analysis – Short-Term Incentive Compensation” for additional information regarding the STI Plan.

The 6,145 restricted shares granted to Mr. Collins were to vest in three equal installments on June 5, 2026, 2027, and 2028. See “Employment Agreement and Related Compensation” of this proxy statement for additional information. Mr. Collins forfeited his unvested restricted shares upon his resignation on July 31, 2026.
The 6,211 restricted shares granted to Ms. Fischer vest in three equal installments on September 17, 2026, 2027, and 2028. See “Employment Agreement and Related Compensation” of this proxy statement for additional information.
Employment Agreements and Related Compensation
Douglas W. Campbell. On December 19, 2023, we entered into an amended and restated employment agreement with Mr. Campbell, effective as of October 1, 2023. Under the terms of the agreement, Mr. Campbell agreed to serve as our Chief Executive Officer and President and is entitled to receive an annual base salary of $800,000, or such higher annual salary as approved by the board of directors. Mr. Campbell has the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by the Company’s operating subsidiary, the Company’s nonqualified deferred compensation plan and any other employee benefit plans and programs provided to similarly situated employees. See “Executive Compensation – Deferred Compensation Plan” for more information regarding the nonqualified deferred compensation plan. He is also entitled to earn an annual cash bonus under any incentive bonus plan in effect from time to time or as otherwise determined by the compensation committee. The agreement provides for awards of restricted stock and a stock option to be granted to Mr. Campbell, the terms of which were revised and clarified in an amendment to the amended and restated employment agreement, dated January 24, 2024, prior to such awards being granted. Pursuant to the amended agreement, the Company granted to Mr. Campbell 47,612 restricted shares of our common stock and a stock option representing a target of 162,486 shares of our common stock. The amended agreement provides that the restricted shares will vest in three equal annual installments beginning on September 30, 2024, subject to Mr. Campbell’s continued employment, and the stock option will vest in its entirety on December 19, 2026, subject to Mr. Campbell’s continued employment and the Company’s achievement of certain performance conditions to be determined by the compensation committee. The compensation committee determined that the vesting of the stock option will be based equally on the Company’s four-quarter average return on equity during the period from November 1, 2023 to October 31, 2026, and the 90-day average of the closing price of our common stock as reported on NASDAQ during the period from December 19, 2023 to December 18, 2026, with the option to vest within a range of 0% to 150% of the target award determined on a straight-line basis between the threshold and maximum amounts based on the Company’s actual performance achieved for each measure, subject to a threshold level of performance being achieved. Under the terms of the amended agreement, Mr. Campbell will not be eligible to receive any further long-term equity incentive awards until October 1, 2026. Thereafter, Mr. Campbell will be eligible for additional long-term incentive awards under the Company’s equity incentive plans at the discretion of the compensation committee.
The employment agreement contains an agreement not to compete and a covenant against the solicitation of employees and customers for the term of his employment and a period of one year thereafter, provisions against the use and disclosure of trade secrets and other confidential information for the term of employment and an indefinite period thereafter, and certain other customary covenants and restrictions.
Mr. Campbell’s employment agreement includes terms regarding certain payments to which he would be entitled upon termination of his employment with the Company or in connection with a change in control of the Company. See “Executive Compensation – Payments Upon Termination of Employment or Change in Control,” for more information regarding these terms and the payments to which Mr. Campbell would be entitled in connection with the termination of his employment with the Company or a change in control of the Company. The term of the employment agreement is for two years from the effective date, which will automatically renew for successive one-year periods on October 1 of each year until notice of termination is given by either party.
Under the terms of Mr. Campbell’s initial employment agreement, effective as of October 3, 2022, Mr. Campbell agreed to serve as President of the Company’s operating subsidiary and was entitled to receive an annual base salary of $650,000, or such higher annual salary approved by the board of directors. Mr. Campbell similarly had the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by the Company’s operating subsidiary, the Company’s nonqualified deferred compensation plan and any other employee benefit plans and programs provided to similarly situated employees. Following the effectiveness of his appointment, Mr. Campbell received a one-time cash signing bonus of $500,000, a grant of 20,000 restricted shares of the Company’s common stock, which vested in two equal annual installments beginning on October 3, 2023, and a non-qualified stock option to purchase an aggregate of 75,000 shares of common stock, which vests in five equal annual installments beginning on October 3, 2023, in each case subject to his continued employment with the Company. Mr. Campbell was also entitled to earn an annual cash bonus pursuant to any incentive plan in effect from time to time or as otherwise determined by the compensation committee and was eligible for long-term incentive awards under the Restated Option Plan and the Restated Incentive Plan (and any successor plans).
Jonathan M. Collins. In connection with Mr. Collins’ appointment as our Chief Financial Officer, effective May 12, 2025, the Company’s principal operating subsidiary entered into a binding employment offer letter with Mr. Collins, dated May 6, 2025. Under the terms of the offer letter, Mr. Collins was entitled to receive an annual base salary of $450,000, subject to review from time to time. He was also entitled to earn an annual cash bonus pursuant to any incentive bonus plan in effect from time to time or as otherwise determined by the compensation committee and was eligible for long-term incentive awards under the 2024 Plan (and any successor plans). For fiscal year 2026, Mr. Collins’ target bonus opportunity was 100% of his base salary, with a maximum payout opportunity of 175% of his base salary, and he was guaranteed a minimum annual bonus payout at a 60% attainment or achievement level, in each case pro-rated for the number of days he was employed during the fiscal year. Pursuant to the offer letter, Mr. Collins also received one-time equity awards in the form of restricted shares of our common stock valued at $325,000, which vest in three equal annual installments, and stock options valued at approximately $325,000, which vest in five equal annual installments. These awards were granted on June 5, 2025 and consisted of 6,145 restricted shares of our common stock and a stock option representing 11,880 shares of our common stock with an exercise price of $51.95 per share. Mr. Collins was also eligible to participate in the employee benefit plans and programs generally available to the Company’s named executives, subject to the terms and conditions of such plans and programs.
The offer letter contained a covenant not to compete and covenants against the solicitation of employees and customers for the term of his employment and a period of one year thereafter, provisions against the use and disclosure of trade secrets and other confidential information for the term of employment and an indefinite period thereafter, and certain other customary covenants and restrictions. The offer letter also included terms regarding certain payments to which Mr. Collins would have been entitled upon termination of his employment with the Company or in connection with a change in control of the Company. See “Executive Compensation – Payments Upon Termination of Employment or Change in Control” for more information regarding these terms and the payments to which Mr. Collins would have been entitled. Mr. Collins resigned from the Company effective July 31, 2026.
Jamie Z. Fischer. On September 19, 2024, we entered into an employment agreement with Ms. Fischer, effective as of October 7, 2024. Under the terms of the agreement, Ms. Fischer agreed to serve as our Chief Operating Officer and is entitled to receive an annual base salary of $400,000, subject to review from time to time, which was subsequently increased to $425,000 effective September 17, 2025. Ms. Fischer was eligible to receive a signing bonus in the amount of $200,000 with 50% of the signing bonus being paid within 30 days of her start date and 50% will be paid on the 12-month anniversary of Ms. Fischer’s start date, provided that she remains employed by the Company on the applicable payment dates. Ms. Fischer has the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by the Company’s operating subsidiary, the Company’s nonqualified deferred compensation plan and any other employee benefit plans and programs provided to similarly situated employees. See “Executive Compensation – Deferred Compensation Plan” for more information regarding the nonqualified deferred compensation plan. She is also eligible to participate in the Company’s annual bonus plan on the same terms and conditions as other similarly situated executives as directed by the compensation committee, except that, for fiscal year 2025, she was guaranteed a bonus of at least 100% of her annual base salary, with a maximum bonus of up to 120% of base salary, in each case pro-rated for the number of days she was employed during the fiscal year. Pursuant to the agreement, Ms. Fischer also received two one-time equity awards in the form of restricted shares of our common stock valued at $250,000 and $150,000, which were granted on October 18, 2024 and December 31, 2024, respectively. The October 2024 award vested in its entirety on October 18, 2025, and the December 2024 award vests in two equal installments on December 31, 2027 and 2029.

The employment agreement contains an agreement not to compete and a covenant against the solicitation of employees and customers for the term of her employment and a period of one year thereafter, provisions against the use and disclosure of trade secrets and other confidential information for the term of employment and an indefinite period thereafter, and certain other customary covenants and restrictions.
Ms. Fischer’s employment agreement includes terms regarding certain payments to which she would be entitled upon termination of her employment with the Company or in connection with a change in control of the Company. See “Executive Compensation – Payments Upon Termination of Employment or Change in Control,” for more information regarding these terms and the payments to which Ms. Fischer would be entitled in connection with the termination of her employment with the Company or a change in control of the Company. The term of the employment agreement shall continue to bind the parties for so long as any obligations remain under the Agreement.
Stock Plans
2024 Equity Incentive Plan. On July 11, 2024, our board of directors adopted, and on August 27, 2024, our stockholders approved, the America’s Car-Mart, Inc. 2024 Equity Incentive Plan, referred to in this proxy statement as the 2024 Plan, which replaced the Restated Option Plan and the Restated Incentive Plan. The 2024 Plan allows for potential future awards of stock options, restricted shares, stock appreciation rights, restricted stock units, performance shares and performance units to the Company’s employees, directors, or consultants. The 2024 Plan includes a reserve of 500,000 shares authorized for issuance under the plan, subject to adjustment in connection with changes in capitalization and reorganization and change in control events. The 2024 Plan will expire on July 11, 2034.
Under the terms of the 2024 Plan, stock options granted under the plan may be exercised in whole or in part, but in no event later than ten years from the date of grant. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. The plan allows for the grant of incentive or nonqualified stock options, provided that incentive stock options may only be granted to employees. Any incentive option granted to an individual who owns more than 10% of the total combined voting of all classes of our stock or the stock of one of our subsidiaries may not be purchased at a price less than 110% of the fair market value on the date of grant, and no such option may be exercised more than five years from the date of grant.
Restricted stock awards granted under the 2024 Plan may be subject to various restrictions, including restrictions on transferability and forfeiture provisions to be established for each award by the compensation committee. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator or continued service. Restricted shares granted under the 2024 Plan have full voting rights prior to the date of vesting; however, holders of any unvested shares may be required to execute an irrevocable proxy granting us the right to vote such shares until the shares vest. Historically, our award agreements have required participants to execute such an irrevocable proxy granting us the right to vote the unvested shares. In addition, unless provided otherwise in the applicable award agreement, the participant will have no right to receive dividends or other distributions with respect to shares of restricted stock that have not vested.
Restated Option Plan. On June 10, 2015, our board of directors adopted the Restated Option Plan, which was subsequently approved by our stockholders at our 2015 annual meeting of stockholders, and which amended and restated the 2007 Option Plan. The Restated Option Plan extended the plan for a new ten-year term, increased the number of shares available for stock option grants by 300,000 shares to 1,800,000 shares, and made certain other changes to the 2007 Option Plan. On August 29, 2018, August 29, 2020, and August 30, 2022, our stockholders approved amendments to the Restated Option Plan which increased the number of shares available under the Restated Option Plan by 200,000, 200,000, and 185,000 shares, respectively. Effective August 27, 2024, no further grants may be made under the Restated Option Plan; however, outstanding awards granted under the Restated Option Plan remain subject to the terms of such plan.
Under the Restated Option Plan, options may be exercised in whole or in part, but in no event later than ten years from the date of grant with respect to incentive options. Any incentive option granted to an individual who owns more than 10% of the total combined voting of all classes of our stock or the stock of one of our subsidiaries may not be purchased at a price less than 110% of the fair market value on the date of grant, and no such option may be exercised more than five years from the date of grant.
Stock Incentive Plan. On June 10, 2015, our board of directors adopted the Restated Incentive Plan, which was subsequently approved by our stockholders at our 2015 annual meeting of stockholders, and which amended and restated our 2005 Incentive Plan. The Restated Incentive Plan extended the plan for a new ten-year term, included provisions designed to further the Company’s eligibility to deduct for federal income tax purposes certain performance-based equity awards that may be granted to our named executive officers under the Restated Incentive Plan in accordance with Section 162(m) of the Code (applicable to awards granted prior to November 2, 2017), and made certain other changes to the 2005 Incentive Plan. The Restated Incentive Plan did not increase the number of shares available for issuance. However, on August 29, 2018, our stockholders approved an amendment to the Restated Incentive Plan to increase the number of shares available under the Restated Incentive Plan by 100,000 shares to 450,000 shares. Effective August 27, 2024, no further grants may be made under the Restated Incentive Plan; however, outstanding awards granted under the Restated Incentive Plan remain subject to the terms of such plan.
Shares granted under the Restated Incentive Plan have full voting rights prior to the date of vesting, if any; however, holders of any unvested shares were required to execute an irrevocable proxy granting us the right to vote such shares until the shares vest.
Outstanding Equity Awards at 2026 Fiscal Year-End
The following table provides certain information concerning the outstanding equity awards for each named executive officer as of April 30, 2026.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)		(i)	(j)
Douglas W. Campbell	45,000				$61.02	10/3/2032
		30,000	[1]		$61.02	10/3/2032
				162,486 [2]	$70.57	1/25/2034
							15,870	[3]	$193,773	[4]
Jonathan M. Collins		11,880	[8]		$51.95	06/05/35
							6,145	[5]	$75,030	[4]
Jamie Z. Fischer		12,005	[9]		$32.20	09/17/35
							2,927	[6]	$35,739	[4]
							6,211	[7]	$75,836	[4]
____________________
1 These options will vest in two equal annual installments beginning on October 3, 2026.
2 These options will vest on December 19, 2026, subject to performance conditions.
3 These restricted shares will vest on September 30, 2026.
4 Fair value was calculated by using the closing market price of our common stock on April 30, 2026 of $12.21.
5 These restricted shares were to vest in three installments of 2,049 on June 5, 2026, 2,048 on June 5, 2027, and 2,048 on June 5, 2028. Mr. Collins forfeited his unvested shares upon his resignation on July 31, 2026.
6 These restricted shares will vest in two installments of 1,464 on December 31, 2027 and 1,463 on December 31, 2029.

7 These restricted shares will vest in three installments of 2,071 on September 17, 2026, 2,070 on September 17, 2027, and 2,070 on September 17, 2028.
8 These options will vest in five equal annual installments beginning on June 5, 2026. Mr. Collins forfeited his unvested options upon his resignation on July 31, 2026.
9 These options will vest in five equal annual installments beginning on September 17, 2026.

Option Exercises and Stock Vested during Fiscal Year 2026
The following table provides certain information concerning the option exercises and restricted stock awards vested for each named executive officer during the fiscal year ended April 30, 2026.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
(a)	(b)	(c)	(d)		(e)
Douglas W. Campbell	—	$—	15,871	[1]	$463,592
Jonathan M. Collins	—	$—	—		$—
Jamie Z. Fischer	—	$—	5,978	[2]	$148,673
____________________
1 Includes 4,746 shares forfeited to pay tax withholding pursuant to a net settlement arrangement.
2 Includes 2,510 shares forfeited to pay tax withholding pursuant to a net settlement arrangement.
Policies and Practices for Granting Certain Equity Awards
Our policies and practices regarding the granting of equity awards are designed to ensure compliance with applicable securities laws and to maintain the integrity of our executive compensation program. The compensation committee is responsible for the timing and terms of equity awards to executives and other eligible employees.
The timing of equity award grants is determined with consideration to a variety of factors, including, but not limited to, Company or individual performance goals, market conditions and operational or strategic business objectives. The Company does not follow a predetermined schedule for the granting of equity awards; instead, each grant is considered on a case-by-case basis to align with the Company’s strategic objectives and to ensure the competitiveness of our compensation packages.
In determining the timing and terms of an equity award, the compensation committee may consider material nonpublic information to ensure that such grants are made in compliance with applicable laws and regulations. The compensation committee’s procedures when considering the timing of equity awards and any material nonpublic information include consultation with management and legal counsel, and, if appropriate, the committee may delay the grant of equity awards until the public disclosure of such material nonpublic information.
Deferred Compensation Plan
On September 17, 2014, the compensation committee of our board of directors approved the America’s Car-Mart, Inc. Nonqualified Deferred Compensation Plan, referred to in this proxy statement as the Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan designed to allow a select group of management or highly compensated employees of the Company, including our named executive officers, to save for retirement on a tax-deferred basis. The eligibility of each participant will be determined by the compensation committee. The Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Code.   Under the terms of the Deferred Compensation Plan, a named executive officer may defer a portion or all of his salary and bonus for any calendar year in which the plan is in effect, provided that the executive makes an irrevocable election for such deferral prior to the end of the preceding calendar year or, if permitted by the compensation committee, within 30 days after the executive first becomes eligible to participate in the plan. Compensation amounts deferred under the Deferred Compensation Plan are credited or debited with earnings or losses based on an investment fund, known as a “measurement fund,” elected by the executive at the time of his deferral election from among several measurement funds that the compensation committee may select from time to time, although the deferred payments are not actually invested in the measurement fund. The executive’s account balance under the Deferred Compensation Plan will be distributed to the executive or his beneficiary upon the earliest of the executive’s termination, death or such other date as selected by the executive upon his deferral election.
The Deferred Compensation Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants in the Deferred Compensation Plan have the status of general unsecured creditors of the Company. We (or one or more of our subsidiaries) are solely responsible for paying benefits to plan participants and their beneficiaries.
No executives participated in the plan during fiscal year 2026.
Payments Upon Termination of Employment or Change in Control
    The following narrative discusses potential payments to which Mr. Campbell and Ms. Fischer would be entitled upon termination of their employment with the Company or in connection with a change in control of the Company, and to which Mr. Collins would have been entitled under the arrangements in effect as of April 30, 2026. The table below quantifies the payments to which each named executive officer would have been entitled had their employment been terminated or had a change in control of the Company occurred as of April 30, 2026.
Termination Not Involving a Change in Control
Douglas W. Campbell. Pursuant to his amended employment agreement, if the Company terminates Mr. Campbell without cause at any time or determines not to renew the employment agreement upon the expiration of its then current term or if Mr. Campbell terminates the employment agreement for good reason (as defined in the agreement), Mr. Campbell will be entitled to receive equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to 24 months of his base salary for the year in which the termination occurs. Such installment payments will commence within 30 days following the termination date. If Mr. Campbell’s employment is terminated due to disability, he will be entitled to receive, commencing within 60 days after termination, an amount equal to 12 months of his base salary then in effect, plus the pro rata portion of any annual bonus earned, as determined by the compensation committee, through the date of disability, based on the achievement of performance goals, less any amounts payable to Mr. Campbell under the Company’s disability insurance policy. If Mr. Campbell’s employment is terminated due to his death, his estate will be entitled to receive, within 60 days after his death or as soon thereafter as practicable, his base salary then in effect through the end of the calendar month in which his death occurs, plus the pro rata portion of any bonus earned, as determined by the compensation committee, through the date of death, based on the achievement of performance goals.
In addition, upon Mr. Campbell’s termination without cause or due to the Company’s non-renewal of the employment agreement at the expiration of its then current term, his resignation for good reason or his death or disability, all of his unvested stock options granted in October 2022 and all of his unvested shares of restricted stock granted in January 2024 will immediately vest in full. Any outstanding and unvested performance-vesting equity awards, including his unvested stock options granted in January 2024, will be subject to pro rata vesting based on his duration with the Company in relation to each equity award and, on that basis, become fully vested to the extent that the terms and performance conditions applicable to such award have been met. Any future outstanding and unvested time-vesting equity awards, which are scheduled to vest less than 12 months following the date of termination of his employment will vest in full.
If Mr. Campbell resigns, other than for good reason, or is terminated for cause (as defined in the employment agreement), the Company would have no obligation to pay base salary or benefits beyond the last day worked, and any unvested shares of restricted stock or stock options would be forfeited.
Jonathan M. Collins. Pursuant to his employment agreement, if the Company had terminated Mr. Collins without cause (as defined in the agreement) at any time or if Mr. Collins had terminated the employment agreement for good reason (as defined in the agreement), Mr. Collins would have been offered a separation agreement pursuant to which he would have been eligible to receive severance benefits equal to twelve months of his base salary in effect at the time of such termination. In the event his employment was terminated for any other reason not in connection with a change in control of the Company, the Company would have had no obligation to pay base salary or benefits beyond the last day worked, and any unvested shares of restricted stock outstanding on the date of termination would have been forfeited. Mr. Collins resigned from the Company effective July 31, 2026 and did not receive any severance benefits in connection with his resignation.
Jamie Z. Fischer. Pursuant to her employment agreement, if the Company terminates Ms. Fischer without cause (as defined in the agreement) at any time or if Ms. Fischer terminates the employment agreement for good reason (as defined in the agreement), Ms. Fischer will be offered a separation agreement pursuant to which she will be eligible to receive severance benefits equal to twelve months of her base salary in effect at the time of such termination. In the event her employment is terminated for any other reason not in connection with a change in control of the Company, the Company would have no obligation to pay base salary or benefits beyond the last day worked, and any unvested shares of restricted stock outstanding on the date of termination would be forfeited.
Termination in Connection with a Change in Control
Certain of our executive compensation plans and agreements, including our employment agreements with Mr. Campbell, Mr. Collins, and Ms. Fischer, the 2024 Plan, our Restated Option Plan and certain of our restricted stock agreements for shares granted under our Restated Incentive Plan, contain provisions (collectively, referred to in this proxy statement as the Change in Control Provisions) entitling our executives to certain benefits upon the occurrence of certain events involving a change in control of the Company. Payments to our named executive officers under these Change in Control Provisions are triggered upon an involuntary termination of the executive’s employment, or a voluntary termination of employment by the executive for good reason (as defined in the Change in Control Provisions), in connection with a change in control of the Company (sometimes referred to as a double trigger event). Under the Change in Control Provisions, a “change in control” generally means the following:
•the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) of ownership of our stock that, together with stock held by such person, constitutes more than 50% of the total fair market value or total voting power of our stock;
•the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of ownership of our stock possessing 35% or more of the total voting power of our stock;
•the replacement of a majority of the members of our board of directors during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election; or
•the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.
If the executive terminates his or her employment for good reason or the Company or our operating subsidiary (or the surviving or acquiring entity, as the case may be) terminates his or her employment other than for cause, in each case within six months before or 24 months (12 months under Mr. Collins' offer letter and Ms. Fischer's employment agreement) after a change in control:
•we must pay each of our named executive officers a lump sum cash payment equal to 12 months of his or her then current base salary and all unvested restricted stock and stock options previously granted vest in full, without regard to the achievement of any applicable performance goals, unless otherwise prohibited by the applicable equity compensation plans and award agreements;

•under the Restated Option Plan, all unvested stock options previously granted to plan participants will vest in full, without regard to the achievement of any applicable performance goals, unless otherwise prohibited by the applicable stock option agreements or the participant’s employment agreement; and
•under certain of our restricted stock award agreements, all unvested shares of restricted stock subject to such agreements held by the participant on the date of the double trigger event will automatically become fully vested.
Such payments are referred to in this proxy statement as change in control payments.
For purposes of the Change in Control Provisions, a termination for “cause” generally consists of a breach, willful failure to perform duties, gross negligence or wrongdoing by the executive officer. “Good reason” generally means the executive’s resignation within 30 days after the occurrence of any of the following events:
•a significant reduction of the executive’s duties, authority, responsibilities, or reporting relationships or the assignment to him or her of such reduced duties, authority, responsibilities, or reporting relationships, without his or her written consent; provided, however, that the change in control is not, in and of itself, a material adverse change in the executive’s duties, authority, responsibilities or reporting relationships;
•a material reduction in the executive’s base salary, bonus structure or benefits, with the result that the executive’s overall benefits package is significantly reduced; or
•the relocation of the executive’s principal work location to a facility or a location more than 50 miles from his or her then present principal work location, without his or her written consent.
In addition, “good reason,” as defined in Mr. Campbell’s employment agreement, also includes his no longer having the title of President and Chief Executive Officer, no longer being elected to the Company’s board of directors, and any material breach by the Company of the terms of his employment agreement.
If, within six months prior to the change in control, we terminate Mr. Campbell, Mr. Collins or Ms. Fischer without cause, then, for purposes of his or her change in control payments, he or she will be treated as being employed on the date the change in control becomes effective. In such case, Mr. Campbell, Mr. Collins, and Ms. Fischer will be entitled to receive any additional payments or benefits to which he or she would otherwise be entitled in the event his or her employment is terminated by the Company without cause.
Under the terms of the employment agreements and Mr. Collins' offer letter, in the event the change in control payments and any other payments to which the executive officer may be entitled in connection with the change in control of the Company equal or exceed in the aggregate three times the “base amount” (as defined by Section 280G of the Code) with respect to his or her compensation, which would result in excise taxes being owed by him or her under Section 4999 of the Code and the loss of a tax deduction by the Company under Section 280G of the Code for the excess payment above the base amount, the Company and the executive officer agree to retain an independent accounting firm to evaluate whether he or she would be better off by receiving the full change in control payments and paying the excise tax or by the Company reducing the aggregate payment amount so that it would not be subject to excise taxes under Section 4999 of the Code. Based on the accountant’s finding that the executive officer would be better off receiving the full payment amount and paying the required excise taxes, no change will be made in the change in control payments and the Company will forego its deduction for the amount of such payments above the base amount. Based on the accountant’s finding that the executive officer would be better off receiving the reduced change in control payments and not being subject to excise tax, the change in control payments will be reduced to an aggregate amount that does not equal or exceed three times the base amount and the Company will retain its eligibility to deduct the amount actually paid.
If the executive officer is a “specified employee” within the meaning of Section 409A of the Code, any benefits or payments that constitute a “deferral of compensation” under the Section 409A of the Code that become payable as a result of his or her termination for reasons other than death, and become due under the employment agreement during the first six months after termination of employment, will be delayed and all such delayed payments will be paid to the executive officer in full in the seventh month after the date of termination and all subsequent payments, if any, will be paid in accordance with their original payment schedule.
These employment and change in control agreements also each contain an agreement not to compete and a covenant against the solicitation of employees and customers for the term of the executive’s employment and a period of one year for Mr. Campbell, Mr. Collins, and Ms. Fischer thereafter, provisions against the use and disclosure of trade secrets and other confidential information for the term of employment and an indefinite period thereafter, non-disparagement terms and certain other customary covenants and restrictions.
The executive’s receipt of the change in control payments is subject to his or her timely execution and non-revocation of a customary release of claims.
Table of Payments Upon Termination of Employment or Change in Control
The following table summarizes the estimated payments to be made to each named executive officer upon the termination of the named executive officer’s employment or in connection with a change in control of the Company, as applicable. In accordance with SEC regulations, the table assumes that the termination or change in control occurred on April 30, 2026, and the value applied to the shares of common stock is $12.21 per share based on the closing market price as reported on that date.

Name	Type of Compensation	Death	Disability	Termination Other Than for Cause	Other Termination(1)	Change in Control(2)
Douglas W. Campbell	Cash	$—	$800,000	$1,600,000	$—	$800,000
	Stock Options(3)	$—	$—	$—	$—	$—
	Restricted Shares	$193,773	$193,773	$193,773	$—	$193,773
	Total	$193,773	$993,773	$1,793,773	$—	$993,773
Jonathan M. Collins(4)	Cash	$—	$—	$450,000	$—	$450,000
	Stock Options(3)	$—	$—	$—	$—	$—
	Restricted Shares	$—	$—	$—	$—	$75,030
	Total	$—	$—	$450,000	$—	$525,030
Jamie Z. Fischer	Cash	$—	$—	$425,000	$—	$425,000
	Stock Options(3)	$—	$—	$—	$—	$—
	Restricted Shares	$—	$—	$—	$—	$111,575
	Total	$—	$—	$425,000	$—	$536,575

(1) Includes, without limitation, termination for cause, voluntary resignation or retirement.
(2) Assumes the double trigger event occurred on April 30, 2026 and that the total amounts due to the executive officer do not exceed the limits imposed by Section 280G of the Code or that the executive officer would be better off receiving the full payment amount and paying the required excise taxes.
(3) Assumes the immediate vesting of all unvested stock options. No value is assigned to stock options which have an exercise price that exceeds the closing price of our common stock as reported on April 30, 2026, referred to as “underwater” stock options. At April 30, 2026, Mr. Campbell had 192,486 unvested underwater stock options that would have vested upon the triggering event. At April 30, 2026, Mr. Collins had 11,880 unvested underwater stock options and Ms. Fischer had 12,005 unvested underwater stock options that would have vested upon the triggering event.
(4) Mr. Collins resigned from the Company effective July 31, 2026. He did not receive any cash compensation in connection with his termination, and he fully repaid his cash retention award. All of his remaining unvested restricted shares and unvested stock options, including his retention stock option grant, were forfeited.
Chief Executive Officer Pay Ratio
    The following information about the relationship between the compensation of our associates and the compensation of our Chief Executive Officer is provided in compliance with the requirements of Item 402(u) of Regulation S-K under the Exchange Act (“Item 402(u)”). In fiscal year 2026, the estimated median of the annual total compensation of our associates, excluding our Chief Executive Officer, Mr. Campbell, was $37,864. Our Chief Executive

Officer’s annual total compensation for fiscal year 2026 was $1,574,534. The resulting estimated ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all associates was 42 to 1.
Item 402(u) requires us to identify the Company’s “median employee” once every three years, unless a change in employee population or compensation arrangements is likely to result in a significant change in our CEO pay ratio disclosures. Due to the significant change in the Company's employee population during fiscal year 2026, we identified a new median employee for fiscal year 2026. In fiscal 2026, we took the following steps in identifying the median of the annual compensation of all our associates. We determined that as of April 30, 2026, we employed 1,548 associates (excluding our Chief Executive Officer), all located in the United States. This number included all the individuals determined to be employees for federal tax purposes during the year, whether full-time, part-time, seasonal, or temporary. We determined the median associate by conducting a full analysis of this employee population using total pay, which included regular wages, overtime, bonuses, commissions and any other taxable income.
For full-time associates that were not employed for the whole year, regular wages were annualized. For part-time associates that were not employed for the whole year, we calculated the average hours worked per week for each associate, and annualized regular wages based on a 52-week fiscal year. No adjustments were made for seasonal or temporary associates.
The resulting pay ratio for fiscal year 2026 was calculated in a manner consistent with Item 402(u) and we believe it constitutes a reasonable estimate. However, as contemplated by Item 402(u), we relied on methods and assumptions that we determined to be appropriate for calculating the Company’s pay ratio. Other public companies will use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. It may therefore be difficult to compare our reported pay ratio to pay ratios reported by other companies.
Clawback Policy
On November 30, 2023, the Company’s Board of Directors adopted an incentive compensation recoupment policy (referred to in this proxy statement as the Clawback Policy) in accordance with Rule 10D-1 of the Exchange Act and Nasdaq Rule 5608 that requires the Company to recover excess incentive compensation paid to an executive officer when such compensation was based in whole or in part on financial results later subject to a restatement of the Company’s financial statements. The Clawback Policy specifies that following an accounting restatement, the Company must reasonably promptly recoup any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (the “Incentive Compensation”) and which exceeds the amount that would have been received under the restated financial results, unless the Compensation Committee determines that such recoupment would be impracticable. The Clawback Policy applies to all Incentive Compensation received by a person (a) on or after October 2, 2023, (b) after beginning services as an executive officer, (c) who served as an executive officer at any time during the applicable performance period for the Incentive Compensation, and (d) during the three completed fiscal years immediately preceding the date the Company’s Board of Directors, or an authorized committee of the Board, concludes that the Company is required to prepare an accounting restatement.
As previously disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2025, filed with the SEC on August 8, 2025, the Company identified omissions in disclosures required under ASC 310-10-50-42 through 50-44 regarding contract modifications made to borrowers experiencing financial difficulty which required the Company to restate its financial statements included in its Annual Report on Form 10-K for the fiscal year ended April 30, 2024 and each Quarterly Report on Form 10-Q for each quarterly period in fiscal years 2024 and 2025. For the purposes of the Clawback Policy, however, the inclusion of the omitted disclosures in that Form 10-K did not constitute an accounting restatement as defined in the Clawback Policy as there was no impact on the Company's Consolidated Balance Sheets, Consolidated Statements of Operations, or Consolidated Statements of Cash Flows. In addition, none of the compensation received by the Company's executive officers was based on the attainment of a financial reporting measure affected by the omitted disclosures. Accordingly, no recovery of incentive compensation was required under the Clawback Policy, no erroneously awarded compensation remains outstanding, and no facts or circumstances arose during fiscal year 2026 that would affect these conclusions.

Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO named executive officers (“Non-PEO NEOs”) and Company performance for the fiscal years listed below. As a smaller reporting company, we are providing disclosure in accordance with the scaled disclosure requirements of Item 402(v)(8) of Regulation S-K. The amounts reported in the table below as “compensation actually paid” have been prepared in accordance with Item 402(v) of Regulation S-K. The compensation committee did not specifically consider the compensation actually paid amounts when determining named executive officer compensation for fiscal years 2024 through 2026. For a discussion of how the compensation committee seeks to align pay with performance when making executive compensation decisions, see “Executive Compensation - Compensation Discussion and Analysis” beginning on page 29 of this proxy statement.
Pay Versus Performance Table

Fiscal Year	Summary Compensation Table Total for Current PEO (a) ($)	Summary Compensation Table Total for Former PEO(a) ($)	Compensation Actually Paid to Current PEO(a)(b)(c) ($)	Compensation Actually Paid to Former PEO(a)(b)(c) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(a) ($)	Average Compensation Actually Paid to Non-PEO NEOs(a)(b)(c) ($)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (d) ($)	Net Income (Loss) (in millions)
2026	$1,574,534	N/A	$80,231	N/A	$1,285,094	$778,820	$15.2	$(139.2)
2025	$1,553,513	N/A	$(145,647)	N/A	$991,226	$880,744	$59.0	$17.9
2024	$8,446,835	$1,156,721	$2,889,896	$1,072,413	$633,239	$149,988	$71.2	$(31.4)

(a) Douglas W. Campbell was our PEO for fiscal years 2026, 2025, and for the portion of fiscal year 2024 beginning October 1, 2023. Jeffrey A. Williams was our PEO for the portion of fiscal year 2024 ending September 30, 2023, and served as Chief Executive Officer Emeritus for the remainder of fiscal year 2024. The non-PEO NEOs reflected in the tabular disclosure above represent the following individuals:

Fiscal 2024	Fiscal 2025	Fiscal 2026
Vickie D. Judy	Vickie D. Judy	Jamie Z. Fischer
	Jamie Z. Fischer	Jonathan M. Collins

(b) The amounts reported in this column have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s named executive officers. These amounts reflect the amounts reported in the total compensation column of the Summary Compensation Table on page 39 of this proxy statement, with certain adjustments as described in footnote (c) below.
(c) Compensation actually paid (“CAP”) reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth in the tables below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts reported in the “Exclusion of Stock Awards” and “Option Awards” columns of the following tables are the totals (or, in the case of the Non-PEO NEOs, the average of the totals) from the “Stock Awards” and “Option Awards” columns set forth in the Summary Compensation Table (“SCT”). Amounts in the “Inclusion of Stock Awards and Option Awards” columns are calculated in accordance with Item 402(v) of Regulation S-K.

PEO SCT Total to CAP Reconciliation

Fiscal Year	Summary Compensation Table Total for Current PEO	Exclusion of Change in Pension Value for Current PEO	Exclusion of Stock Awards and Option Awards for Current PEO	Inclusion of Equity Values for Current PEO	Compensation Actually Paid to Current PEO
2026	$1,574,534	$—	$—	$(1,494,303)	$80,231
2025	$1,553,513	$—	$—	$(1,699,160)	$(145,647)
2024	$8,446,835	$—	$(7,175,076)	$1,618,137	$2,889,896

Fiscal Year	Summary Compensation Table Total for Former PEO	Exclusion of Change in Pension Value for Former PEO	Exclusion of Stock Awards and Option Awards for Former PEO	Inclusion of Equity Values for Former PEO	Compensation Actually Paid to Former PEO
2026	N/A	N/A	N/A	N/A	N/A
2025	N/A	N/A	N/A	N/A	N/A
2024	$1,156,721	$—	$—	$(84,309)	$1,072,413

Average Non-PEO NEOs SCT Total to CAP Reconciliation

Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Change in Pension Value for Non-PEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs
2026	$1,285,094	$—	$(521,006)	$14,732	$778,820
2025	$991,226	$—	$(275,005)	$164,523	$880,744
2024	$633,239	$—	$—	$(483,251)	$149,988
    The amounts reported in the “Inclusion of Equity Values” columns in the tables above are derived from the amounts set forth in the following tables:
Inclusion of Equity Values for PEOs

Fiscal Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Current PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year for Current PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Current PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year for Current PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Current PEO	Total - Inclusion of Equity Values for Current PEO
2026	$—	$(1,088,240)	$—	$(406,063)	$—	$(1,494,303)
2025	$—	$(971,772)	$—	$(727,388)	$—	$(1,699,160)
2024	$2,782,921	$(1,442,693)	$—	$277,909	$—	$1,618,137

Fiscal Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Former PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year for Former PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Former PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year for Former PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Former PEO	Total - Inclusion of Equity Values for Former PEO
2026	N/A	N/A	N/A	N/A	N/A	N/A
2025	N/A	N/A	N/A	N/A	N/A	N/A
2024	$—	$(411,470)	$—	$327,162	$—	$(84,309)

Average Inclusion of Equity Values for Non-PEO NEOs

Fiscal Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year for Non-PEO NEOs	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs
2026	$133,664	$(51,530)	$—	$(67,402)	$—	$14,732
2025	$272,641	$(55,150)	$—	$(52,968)	$—	$164,523
2024	$—	$(425,135)	$—	$(58,116)	$—	$(483,251)
(d) Assumes $100 was invested in the Company's common stock for the period starting May 1, 2023, through the end of the listed fiscal year. Historical stock performance is not necessarily indicative of future stock performance.
Relationships Between Data in the Pay Versus Performance Table
Description of Relationship between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between (i) the Company’s cumulative TSR over the three most recently completed fiscal years, and (ii) the compensation actually paid to our PEO and the average of compensation actually paid to our Non-PEO NEOs.

Description of Relationship between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between (i) the Company’s net income in each of the three most recently completed fiscal years, and (ii) the compensation actually paid to our PEO and the average of compensation actually paid to our Non-PEO NEOs.

TRANSACTIONS WITH RELATED PERSONS
In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving, or rejecting, any transactions with “related persons” as defined by SEC rules and any potential conflicts of interest between us and any third party. The audit committee reviews and considers such transactions on a case-by-case basis in light of all facts and circumstances and does not use any prescribed criteria for approving or rejecting any proposed transaction or relationship.
Since the beginning of the fiscal year ended April 30, 2025, there were no transactions with related persons required to be disclosed in this proxy statement, and no such transactions are currently proposed.

AUDIT AND COMPLIANCE COMMITTEE REPORT
In accordance with the written charter adopted by our board of directors, a copy of which is available on our website, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During the fiscal year ended April 30, 2026, the audit committee met six times and discussed internal control, accounting, auditing and our financial reporting practices with our Chief Financial Officer and our independent auditors, Grant Thornton LLP. In discharging its oversight responsibility as to the audit process, our audit committee reviewed and discussed our audited financial statements as of and for the fiscal year ended April 30, 2026 with management and Grant Thornton LLP prior to filing our annual report on Form 10-K. Our audit committee also discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, prior to filing our annual report on Form 10-K.
In addition, the audit committee has received from Grant Thornton LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence and has discussed with Grant Thornton LLP its independence in connection with its audit of our financial statements for the fiscal year ended April 30, 2026. See “Principal Accounting Fees and Services.” Based upon the foregoing reviews and discussions, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended April 30, 2026.

Brandi N. Joplin, Chairperson
Ann G. Bordelon
Jonathan Z. Buba
Daniel J. Englander
Dawn C. Morris
Joshua G. Welch

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based upon such review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Daniel J. Englander, Chairperson
Ann G. Bordelon

ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K for the fiscal year ended April 30, 2026, as filed with the SEC, is available to stockholders who make a written request for such report to our Secretary at our office, 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756. Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of our expenses in furnishing such documents. Our annual report on Form 10-K (including exhibits thereto) and this proxy statement are also available by the following link on our website at www.car-mart.com under the “Annual Reports” section, which is under the “Investor Relations” section.
STOCKHOLDER PROPOSALS
Any proposal to be presented at the 2027 annual meeting of stockholders must be received at our principal executive offices no later than April 16, 2027, directed to the attention of the Secretary, for consideration for inclusion in our proxy statement and form of proxy relating to that meeting. In connection with next year’s annual meeting, our bylaws provide that we must receive notice of a matter or proposal, including any nomination of a director candidate, on or before June 15, 2027 for such proposal or nomination to be considered or voted upon at the annual meeting. The persons appointed by our board of directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting if such matter or proposal is raised at that annual meeting. Any such proposals must comply in all respects with applicable laws, including the rules and regulations of the SEC, and any stockholder nominations of director candidates must set forth the information required in Article V, Section 2 of our bylaws. A copy of our bylaws may be obtained upon written request to the Secretary at the address stated above.
OTHER MATTERS
Management does not know of any matter to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

APPENDIX A
AMERICA’S CAR-MART, INC.
2024 EQUITY INCENTIVE PLAN
1.Purposes of the Plan. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Consultants with long-term equity-based compensation to align their interests with the Company’s stockholders, and (c) to promote the success of the Company’s business. The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and unrestricted Shares.
2.Definitions. As used herein, the following definitions will apply:
a.“Administrator” means the Board or the Committee of the Board that will be administering the Plan, in accordance with Section 4 of the Plan.
b.“Affiliate” means, at the time of determination, any Parent, Subsidiary, or Predecessor of the Company.
c.“Applicable Law” means the requirements relating to the administration of equity-based awards under United States federal and state corporate laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable law of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
d.“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or unrestricted Shares.
e.“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. Each Award Agreement shall be subject to the terms and conditions of the Plan.
f.“Beneficial Owner” means the definition given in Rule 13d-3 and Rule 13d-5 under the Exchange Act.
g.“Board” or “Board of Directors” means the Board of Directors of the Company.
h.“Change in Control” except as may otherwise be provided in an Award Agreement, means the occurrence of any of the following:
i.Change in Ownership. The acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) (a “CIC Person”) of ownership of stock of the Company that, together with stock held by such CIC Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any CIC Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same CIC Person is not considered to cause a change in ownership of the Company (or to cause a change in the effective control of the Company). An increase in the percentage of stock owned by any one CIC Person as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction; or
ii.Change in Effective Control. (A) the acquisition by any CIC Person during the 12-month period ending on the date of the most recent acquisition by such CIC Person, of ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or (B) the replacement of a majority of members of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.
A change in effective control also may occur in any transaction in which either the Company or the other entity involved in the transaction has a “Change in Ownership” under paragraph (i) or “Change in Ownership of a Substantial Portion of the Company’s Assets” under paragraph (iii). If any one CIC Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same CIC Person is not considered to cause a change in the effective control of the Company (or to cause a “Change in Ownership” of the Company within the meaning of paragraph (i) above); or
iii.Change in Ownership of a Substantial Portion of Assets. The acquisition by any CIC Person during the 12-month period ending on the date of the most recent acquisition by such CIC Person, of assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No change in control shall be deemed to have occurred in the event of a transfer to a related person or as described in Section 409A of the Code.
iv.The definition of “Change in Control”, and all other terms and provisions of the Plan, shall be interpreted at all times in such a manner as to comply with Section 409A of the Code, meaning that no additional income tax is imposed on the Participant pursuant to Section 409A(1)(a) of the Code. Notwithstanding the foregoing subparagraphs (i) through (iii) above, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation” (as defined for purposes of Section 409A of the Code), “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.
i.“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or to a regulation promulgated thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
j.“Committee” means the Compensation and Human Capital Committee of the Company or such other committee as appointed in accordance with Section 5 of the Plan. In the absence of such appointment, the Board shall serve as the Committee.
k.“Common Stock” means the common stock of the Company.
l.“Company” means America’s Car-Mart, Inc., a Texas corporation, or any successor thereto.
m.“Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render services to such entity (as the terms consultant and advisor are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended, or any successor form).
n.“Director” means a member of the Board.
o.“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
p.“Double Trigger Event” shall be deemed to occur with respect to an Award if, within the period beginning six (6) months prior to a Change in Control and ending two (2) years following such Change in Control, (i) the Participant’s employment is involuntarily terminated by the Company (or the surviving or acquiring corporation, as the case may be), other than for Cause, or (ii) the Participant terminates his or her employment for Good Reason. If the termination of the Participant’s employment, as contemplated by this paragraph, occurs prior to the Change in Control, then the Participant shall be treated for purposes of the Plan and any applicable Award Agreement as being employed on the date the Change in Control becomes effective. For purposes hereof, the date of the Double Trigger Event shall be the later of the effective date of the Change in Control and the date of the Participant’s termination of employment as contemplated in this paragraph.
q.“Effective Date” means the date the Plan is approved by the stockholders of the Company.
r.“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director (in and of itself) nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
s.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
t.“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

i.If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
ii.If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
iii.In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Law, including Sections 409A and 422 of the Code.
u.“Fiscal Year” means the fiscal year of the Company.
v.“Good Reason” shall mean:
i.If the Participant is a party to an employment or service agreement with the Company or an Affiliate and such agreement provides for a definition of Good Reason, the definition contained therein;
ii.If the Participant is subject to any other benefit plan of the Company that supersedes and replaces, in whole or in part, any provisions of this Plan, and such other benefit plan provides for a definition of Good Reason, the definition contained therein; or
iii.If no such agreement exists or other benefit plan is applicable, a Participant’s resignation from the Company within thirty (30) days following the occurrence of any of the following events with respect to such Participant:
A.Without the Participant’s express written consent, the significant reduction of the Participant’s duties, authority, responsibilities, or reporting relationships relative to the Participant’s duties, authority, responsibilities, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Participant of such reduced duties, authority, responsibilities, or reporting relationships, which reduction or assigned reduction remains in effect five (5) business days after written notice by the Participant to the Chief Executive Officer or the Chief Financial Officer of the Company (or the surviving or acquiring corporation, as the case may be) of such conditions; provided, however, that the mere occurrence of a Change in Control shall not, in and of itself, constitute a material adverse change in the Participant’s duties, authority, responsibilities or reporting relationships;
B.A material reduction by the Company (or the surviving or acquiring corporation, as the case may be) in the base salary, bonus structure or benefits of the Participant as in effect immediately prior to such reduction, with the result that the Participant’s overall benefits package is significantly reduced; or
C.The relocation of the Participant’s principal work location to a facility or a location more than fifty (50) miles from the Participant’s then present principal work location, without the Participant’s express written consent.
w.“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
x.“Inside Director” means a Director who is an Employee.
y.“Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
z.“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

aa.“Option” means a stock option granted pursuant to the Plan.
ab.“Outside Director” means a Director who is not an Employee.
ac.“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each corporation other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent after the adoption of the Plan shall be considered a Parent commencing as of such date.
ad.“Participant” means the holder of an outstanding Award under the Plan.
ae.“Performance Goal” means a performance measure established by the Administrator pursuant to Section 10(c) of the Plan.
af.“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of one or more Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10 of the Plan.
ag.“Performance Unit” means an Award which may be earned in whole or in part upon attainment of one or more Performance Goals or other vesting criteria as the Administrator may determine and which may be settled in cash, Shares or other securities (or a combination of the foregoing) pursuant to Section 10 of the Plan.
ah.“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are limited by the Plan or applicable Award Agreement in some way and, therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions or limitations may be based on the passage of time, the achievement of certain specified levels of performance, or the occurrence of other events as determined by the Administrator in its discretion.
ai.“Person” has the meaning set forth in Section 13(d) and 14(d) of the Exchange Act.
aj.“Plan” means this 2024 Equity Incentive Plan.
ak.“Predecessor” means a corporation that was a party to a transaction described in Section 424(a) of the Code (or which would be so described if a substitution or assumption under Section 424(a) of the Code had occurred) with the Company, or a corporation which is a Parent or Subsidiary of the Company, or a predecessor of any such corporation.
al.“Restricted Stock” means Shares granted to a Participant under Section 7 of the Plan that are subject to a Period of Restriction.
am.“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
an.“Rule 16a-1(e)” means Rule 16a-1(e) under the Exchange Act or any successor to Rule 16a-1(e), as in effect when discretion is being exercised with respect to the Plan.
ao.“Rule 16b-3” means Rule 16b-3 under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
ap.“Section 16(b)” means Section 16(b) of the Exchange Act.
aq.“Service Provider” means an Employee, Director or Consultant.
ar.“Share” or “Shares” means a share or shares of the Common Stock, as applicable and as adjusted in accordance with Section 13 of the Plan.
as.“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that is designated as a Stock Appreciation Right pursuant to Section 9 of the Plan.

at.“Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if each entity other than the last entity in the unbroken chain owns an equity ownership interest possessing fifty percent (50%) or more of the total combined voting power of all classes of stock, membership interests or other equity ownership interests in one of the other entities in such chain. An entity that attains the status of a Subsidiary after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
3.Stock Subject to the Plan.
a.Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 500,000 Shares (the “Share Reserve”). The Shares may be authorized, but unissued, or reacquired Common Stock. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options is 500,000.
b.Lapsed Awards. To the extent an Award expires, is surrendered or becomes unexercisable without having been exercised or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the canceled, forfeited, terminated, or unissued Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to stock-settled Stock Appreciation Rights, the total number of shares of Common Stock subject to such Stock Appreciation Rights (and not the net number of shares of Common Stock actually issued pursuant to such Stock Appreciation Rights) will cease to be available under the Plan. Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are (x) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, or (y) Shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes under Options, Stock Appreciation Rights or other Awards. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. In addition, shares of Common Stock repurchased by the Company with the proceeds of the exercise prices for any Options may not be reissued under the Plan.
c.Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof (“Substitute Awards”). The terms and conditions of such Substitute Awards shall be set forth in an Award Agreement and shall, except as may be inconsistent with any provision of the Plan, to the extent practicable provide the recipient with benefits (including economic value) substantially similar to those provided to the recipient under the existing award which such Substitute Award is intended to replace. Substitute Awards shall not count against the overall share limit set forth in the Plan, except as may be required by reason of Section 422 and related provisions of the Code but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.
d.Prior Plan. Following the approval of the Plan by the stockholders of the Company, no new awards may be granted under the Company’s Amended and Restated Stock Option Plan (the “Restated Option Plan”) or the Company’s Amended and Restated Stock Incentive Plan (the “Restated Incentive Plan”). Awards outstanding under the Restated Option Plan and the Restated Incentive Plan shall remain in full force and effect under such plans, as applicable, according to their terms.
4.Administration of the Plan.
a.Procedure.
i.Minimum Vesting. Equity-based Awards granted under the Plan shall vest no earlier than the first (1st) anniversary of the date the Award is granted (excluding, for this purpose, any replacement awards issued pursuant to Section 3(c)); provided, that, the Administrator may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the Share Reserve (subject to adjustment under Section 14 of the Plan). Notwithstanding the foregoing, the Administrator may permit acceleration of vesting of such Awards in the event of the Participant’s death or Disability.

ii.Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
iii.Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Law.
b.Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:
i.to determine Fair Market Value;
ii.to select the Service Providers to whom Awards may be granted hereunder;
iii.to determine the number of Shares to be covered by each Award granted hereunder;
iv.to approve forms of Award Agreements for use under the Plan;
v.to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator may determine;
vi.to construe and interpret the terms and provisions of the Plan and Award Agreements executed pursuant to the Plan;
vii.to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying applicable foreign laws, for qualifying for favorable tax treatment under applicable foreign laws or facilitating compliance with foreign laws (including, but not limited to, the creation of sub-plans for any of these purposes);
viii.to modify or amend each Award (subject to Section 19 of the Plan), including, but not limited to, the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(a) and Section 6(b) of the Plan), except that no such modification or amendment shall provide for the accelerated vesting of any Award in connection with a Change in Control absent a Double-Trigger Event;
ix.to allow Participants to satisfy withholding or other tax obligations in such manner as prescribed in Section 15 of the Plan;
x.to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and
xi.to make all other determinations deemed necessary or advisable for administering the Plan.
c.Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
d.No Option or Stock Appreciation Right Repricing Without Stockholder Approval. Except as provided in Section 14(a) hereof relating to certain anti-dilution adjustments, unless the approval of the holders of a majority of the Shares that are entitled to vote, and that vote for or against or expressly abstain with respect to the matter, at any annual or special meeting of the Company’s stockholders is obtained, (i) Options and Stock Appreciation Rights issued under the Plan shall not be amended to lower their exercise price, (ii) Options and Stock Appreciation Rights issued under the Plan will not be exchanged for other Options or Stock Appreciation Rights with lower exercise prices, (iii) Options and Stock Appreciation Rights issued under the Plan with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property, and (iv) no other action shall be taken with respect to Options or Stock Appreciation Rights that would be treated as a repricing under the rules of the principal stock exchange or national market system on which the Shares are listed.

e.Delegation by the Board. Subject to any requirements of Applicable Law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to Employees of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or to any Officer of the Company. In the event the Board delegates authority hereunder, the officer or officers to whom such authority is delegated shall report to the Board on a periodic basis any requested information about the exercise of such delegated authority.
5.Award Eligibility and Limitations.
a.Award Eligibility. Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and unrestricted Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
b.Limit on Awards to Outside Directors. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Outside Director with respect to any fiscal year, including Awards granted and cash fees paid by the Company to such Outside Director, will not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in total value, calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes. The Board may make an exception to the applicable limit in this Section 5(b) for any Outside Director in extraordinary circumstances, as the Board may determine in its discretion, provided that any Outside Director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation.
c.Rights Under the Plan. No Person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award until the date of the issuance of such shares on the books and records of the Company. Except as otherwise expressly provided in Section 14 of the Plan, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in this Section 5(c) is intended, or should be construed, to limit authority of the Administrator to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends.
6.Stock Options.
a.Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds One Hundred Thousand Dollars ($100,000), such Options will be treated as Nonqualified Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. With respect to the Committee’s authority in Section 4(b)(viii) of the Plan, if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set forth in the original Award Agreement, or (2) ten (10) years from the grant date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to Section 4(b)(viii) of the Plan shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.
b.Term of Option. The term of each Option will be stated in the Award Agreement and will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

c.Option Exercise Price and Consideration.
i.Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
1.In the case of an Incentive Stock Option,
a.granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; and
b.granted to any Employee other than an Employee described in paragraph (a) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
2.In the case of a Nonqualified Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
ii.Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
iii.Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist entirely of: (1) cash; (2) check; (3) other Shares, provided that (A) such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised, (B) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements, and (C) accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) for Nonqualified Stock Options, by net exercise; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; or (7) any combination of the foregoing methods of payment.
d.Exercise of Option.
i.Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and as set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the Person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the applicable Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

ii.Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (A) for the date that the three (3) months following the Participant’s termination (or, in the case of a Participant who was a non-employee Director or a Consultant on the date of the Participant’s termination, the first anniversary following the Participant’s termination); (B) the expiration of the term of the Option as set forth in the Award Agreement; or (C) the tenth (10th) anniversary of the grant date. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan. If the Participant dies following the date of the Participant’s termination and prior to the earlier of the dates specified in subclauses (A), (B) and (C) of this paragraph, then the Option shall be exercisable until the earlier to occur of the following (X) the first anniversary following the Participant’s termination; (Y) the expiration of the term of the Option as set forth in the Award Agreement; or (Z) the tenth (10th) anniversary of the grant date.
iii.Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
iv.Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
7.Restricted Stock.
a.Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
b.Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares of Restricted Stock granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
c.Transferability. Except as provided in this Section 7 or the applicable Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

d.Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder shall have full voting rights with respect to those Shares; provided, however, that the Administrator may require in the applicable Award Agreement that the Participant execute an irrevocable proxy granting the Company the right to vote his or her Shares during the Period of Restriction.
e.Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate. Unless provided otherwise in an Award Agreement, the Participant shall have no right to receive dividends or other distributions with respect to shares of Restricted Stock that have not vested.
f.Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
g.Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
8.Restricted Stock Units.
a.Grant. Subject to the terms and conditions of the Plan, Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
b.Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.
c.Restricted Stock Unit Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units granted, the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
d.Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
e.Dividend Equivalents on Unvested Restricted Stock Units. The Award Agreement for Restricted Stock Units may provide a Participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding Shares (“Dividend Equivalents”). Dividend Equivalents may be settled in cash and/or Shares, shall be subject to the same restrictions on transfer and forfeiture provisions as the Restricted Stock Units with respect to which paid, and shall not be settled prior to vesting of the Restricted Stock Units with respect to which paid. No interest will be paid on Dividend Equivalents.
f.Form and Timing of Payment. Payment of earned Restricted Stock Units will be made upon the date determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.
g.Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
9.Stock Appreciation Rights.
a.Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
b.Number of Shares. Subject to the terms and conditions of the Plan, the Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

c.Exercise Price and Other Terms. The per share exercise price for the Shares underlying an Award of Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
d.Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the number of Shares underlying the Award, the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
e.Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, as set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) of the Plan relating to the maximum term and Section 6(d) relating to the exercise of Options also will apply to Stock Appreciation Rights.
f.Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
i.The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; multiplied by
ii.The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon a Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.Performance Units and Performance Shares.
a.Grant. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as may be determined by the Administrator, in its sole discretion, and the Administrator will have complete discretion in determining the number of Performance Units and Performance Shares to be granted to each Participant.
b.Value. Subject to the terms and conditions of the Plan, each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant and each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
c.Performance Objectives and Other Terms. The Administrator will set Performance Goals or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid out to the Service Provider. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, may determine.
d.Measurement of Performance Goals. Performance Goals shall be established by the Administrator on the basis of targets to be attained with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:
i.Performance Measures. For each Performance Period, the Administrator shall establish the Performance Measures, if any, and any particulars, components and adjustments relating thereto, applicable to each Participant. The Performance Measures, if any, will be based upon the achievement of a specified percentage or level in one or more discretionary or non-discretionary factors preestablished by the Administrator. Performance Measures may be one or more of the following or based on such other performance criteria as the Administrator may deem appropriate, and may be determined pursuant to generally accepted accounting principles (“GAAP”), non-GAAP or other basis, in each case as determined by the Administrator: pre-tax income; after-tax income; gross or net income; operating income; basic or diluted earnings per share; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, amortization and/or rent expense; gross and net revenues; operating revenue; gross and net sales (retail and/or wholesale); other sales and revenues; comparable store unit sales (retail and/or wholesale); total vehicle unit sales (retail and/or wholesale); market share; gross profit; profit margin; cash flow (including free cash flow or operating cash flow); expense amounts; expense ratios; return on assets; return on invested capital; return on equity; return on average equity; stock price; market capitalization; total stockholder return; economic value added or other value added measurements; customer counts or growth; finance receivables growth and/or collections; improvement in or attainment of working capital levels; budget and expense management; attainment of strategic or operational initiatives; and implementation, completion or attainment of measurable objectives with respect to research, development, products, projects, workforce safety or diversity, productivity, customer engagement, associate recruiting or retention, other human capital management objectives, or environmental sustainability. Any criterion or criteria selected by the Administrator may be adjusted by the Administrator, including without limitation, to omit the effects of extraordinary items, unusual or infrequently occurring events and transactions, accruals for awards under the Plan and cumulative effects of changes in accounting standards or principles, tax laws, or other laws or regulatory rules affecting results.
ii.Administrator Discretion on Performance Measures. As determined in the discretion of the Administrator, the Performance Measures for any Performance Period may (a) differ from Participant to Participant and from Award to Award, (b) be based on the performance of the Company as a whole or the performance of a specific Participant or one or more subsidiaries, divisions, departments, regions, locations, segments, functions or business units of the Company, (c) be measured on a per share, per dealership, per vehicle, per customer, per employee, and/or other objective or subjective basis, including but not limited to an average or ratio, (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). Without limiting the foregoing, the Administrator shall adjust any performance criteria, Performance Measures or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock, and may take into account other factors (including subjective factors).
e.Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other vesting provisions have been achieved. Notwithstanding any provision of the Plan, the Administrator may adjust downwards the cash or number of Shares payable pursuant to such an award if it determines, in its sole discretion, that such adjustment is appropriate.
f.Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made upon the time set forth in the applicable Award Agreement. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
g.No Dividends on Unvested Performance Units/Shares. Notwithstanding any provision of this Plan to the contrary, dividends and dividend equivalents shall not be paid with respect to unvested Performance Units/Shares prior to the time of vesting of the underlying Performance Units/Shares, or portion thereof, with respect to which the dividend or dividend equivalent is accrued.
h.Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
11.Unrestricted Shares. The Committee may cause the Company to grant unrestricted Shares at such time or times, in such amounts and for such reasons as the Committee, in its sole discretion, shall determine, provided that grants of unrestricted Shares under the Plan shall not exceed in the aggregate a maximum of five percent (5%) of the Share Reserve. Unrestricted Shares shall immediately vest and shall not be subject to any Period of Restrictions. Except as required by Applicable Law, no payment shall be required for unrestricted Shares. The Company shall issue, in the name of Participant to whom unrestricted Shares have been granted, the total number of Shares granted to the Participant as soon as reasonably practicable after the date of grant or on such later date as the Administrator shall determine at the time of grant.
12.Leaves of Absence; Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence unless contrary to Applicable Law. A

Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If such leave exceeds three (3) months and reemployment upon expiration of a leave of absence approved by the Participant’s employer is not so guaranteed, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, and such Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option on the first (1st) day immediately following a three (3)-month period from the date the employment relationship is deemed terminated.
13.Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or beneficiary designation or by the laws of descent or distribution and, during the lifetime of the Participant, may be exercised only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
14.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
a.Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award, the numerical Share limits, and the Share counting provisions set forth in Section 3 of the Plan. Notwithstanding the forgoing, all adjustments under this Section 14 are intended to be made in a manner that does not result in taxation under Section 409A of the Code.
b.Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
c.Change in Control. Notwithstanding any other provision of the Plan to the contrary, if a Double Trigger Event occurs in connection with a Change in Control of the Company, unless specifically limited by an individual’s Award Agreement or employment agreement between the Participant and the Company or an Affiliate (in which case the terms of such Award Agreement or employment agreement shall supersede this Section 14(c)), all Awards outstanding as of the date of such Double Trigger Event held by the affected Participant shall vest and become fully exercisable, whether or not then otherwise vested or exercisable. To the extent the vesting of any such Awards prior to the Double Trigger Event is conditioned in whole or in part upon the attainment of performance goals, any such performance goals outstanding as of the date of such Double Trigger Event shall be deemed satisfied at the target performance level. In addition, in the event of a Change in Control of the Company, the Company or the surviving entity or successor to the Company following such transaction, as the case may be, may elect to (i) to continue the outstanding Awards subject to the terms of the individual Award Agreements and this Plan and subject to such adjustments, if any, by the Administrator as permitted by Section 14(a) of the Plan; or (ii) to terminate the outstanding Awards in exchange for a cash payment or distribution to the Participant as determined in the following sentence. In the event that the Company or its successor chooses to terminate the Awards upon a Change in Control, each unvested Award shall vest automatically immediately prior to termination of the Awards, and, in the case of Options and Stock Appreciation Rights, the Participant shall be entitled to a payment or distribution equal to the excess of the Fair Market Value of one share of Common Stock as of the date of the Change in Control over the Option Price or the exercise price, as applicable, multiplied by the number of shares covered by the Option or Stock Appreciation Right, as applicable; provided that if Option Price or the exercise price, as applicable, exceeds the Fair Market Value of the Common Stock as of the date of the Change in Control, such Option or Stock Appreciation Right, as applicable, shall be cancelled and forfeited and no payment or distribution shall be made for such Option or Stock Appreciation Right, as applicable.

15.Tax.
a.Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or prior to any time the Award or Shares are subject to taxation, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation or social insurance contributions) required to be withheld with respect to such Award (or exercise thereof).
b.Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to all or part of the Participant’s estimated federal, state, local, foreign or other tax obligations with respect to such Award (or exercise thereof), or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to all or part of such estimated tax obligations with respect to such Award (or exercise thereof). Except as otherwise determined by the Administrator, the Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
c.Compliance with Section 409A of the Code. Awards are intended to be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, it is intended that the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. Except as provided in an individual Award Agreement initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six (6) months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of the application of Section 409A of the Code.
16.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, or (if different) the Participant’s employer, nor will they interfere in any way with the Participant’s right or the Participant’s employer’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Law.
17.Clawback Policy. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy adopted by the Company or that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by Applicable Law. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate.
18.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
19.Term of Plan. The Plan will continue in effect for a term of ten (10) years from the date the Plan is adopted by the Board, unless terminated earlier pursuant to Section 20 of the Plan.

20.Amendment and Termination of the Plan.
a.Amendment and Termination. Except as may be otherwise provided in the Plan, the Plan and any Award granted pursuant to the Plan, may be amended or terminated at any time by the Board subject to the provisions of this Section 20.
b.Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Law or as required pursuant to Section 4(d) of the Plan.
c.Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan or an Award shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
21.Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Law, the Administrator shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Administrator may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Administrator in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Administrator in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Administrator did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided further, however, that within sixty (60) days after the institution of any such action, suit or proceeding, such Administrator shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.
22.Conditions Upon Issuance of Shares.
a.Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Law and will be further subject to the approval of counsel for the Company with respect to such compliance.
b.Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
c.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.
d.Governing Law. The Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws provisions of any state.
Adopted by the Board of Directors on July 11, 2024, and approved by the Company’s stockholders on August 27, 2024.

Amendment No. 1 to 2024 Equity Incentive Plan
AMENDMENT NO. 1 TO AMERICA’S CAR-MART, INC.
2024 EQUITY INCENTIVE PLAN
Adopted August 13, 2026

America’s Car-Mart, Inc., a Texas corporation (the “Company”), hereby amends (this “Amendment”) the America’s Car-Mart, Inc. 2024 Equity Incentive Plan (the “Plan”), as set forth herein.
1.Background Information. The Company originally established the Plan effective as of August 27, 2024, the date on which the Plan was approved by the Company’s stockholders at the Company’s 2024 annual meeting of stockholders. Section 20 of the Plan provides that the board of directors of the Company may at any time amend the Plan, provided that the Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable law, rule or regulation. The listing rules of the NASDAQ Stock Market require the Company to obtain stockholder approval of any amendment to an equity compensation plan of the Company that materially increases the number of shares to be issued under such plan. The Company wishes to amend the Plan as set forth in this Amendment to increase the number of authorized shares that may be issued under the Plan. The Company will submit this Amendment for approval by the requisite vote of stockholders of the Company entitled to vote thereon at the 2026 annual meeting of stockholders to be held on September 23, 2026.
2.Amendment to Section 3(a) – Stock Subject to the Plan. Paragraph (a) of Section 3 of the Plan is hereby amended in its entirety to read as follows:
a.Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 1,500,000 Shares (the “Share Reserve”). The Shares may be authorized, but unissued, or reacquired Common Stock. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options is 1,500,000.
3.Effectiveness. This Amendment shall become effective upon its approval by the stockholders of the Company at the 2026 annual meeting of stockholders. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.
IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on this 13th day of August, 2026.

AMERICA’S CAR-MART, INC.

By:	/s/ Marie Persichetti
Marie Persichetti
Chief Financial Officer
(Principal Financial Officer)

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T02762-P55925

AMERICA'S CAR-MART, INC.
Annual Meeting of Stockholders
September 23, 2026 8:00 a.m. CDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of America's Car-Mart, Inc., a Texas corporation, hereby appoint(s) Douglas W. Campbell and Marie Persichetti, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of the stockholders of America's Car-Mart, Inc. to be held on September 23, 2026 at 8:00 a.m. CDT at the Company's principal executive office, 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756, to vote the shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side